PROSPECTUS	Registration No. 333-273550 Filed pursuant to Rule 424(b)(4)

75,000,000 Shares

Crown Electrokinetics Corp.

This prospectus relates to the resale, from time to time, by Keystone Capital Partners, LLC (“Keystone Capital Partners” or the “Selling Stockholder”) of up to 75,000,000 shares of our common stock, par value $0.0001 per share (“common stock”).

The shares of common stock to which this prospectus relates consist of shares that have been or may be issued to the Selling Stockholder pursuant to a common stock purchase agreement between us and the Selling Stockholder dated July 20, 2023 (the “Purchase Agreement”). On July 20, 2023, we committed to issue 1,310,429 shares of our common stock to the Selling Stockholder as consideration for its irrevocable commitment to purchase our common stock under the Purchase Agreement upon effectiveness of the registration statement that includes this prospectus.

We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of the shares by the Selling Stockholder. However, we may receive proceeds of up to an additional $50,000,000 from the sale of the shares to the Selling Stockholder under the Purchase Agreement, from time to time in our discretion after the date the registration statement that includes this prospectus is declared effective and after satisfaction of other conditions in the Purchase Agreement.

The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. The Selling Stockholder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Stockholder may sell the shares of common stock being registered pursuant to this prospectus.

We will pay the expenses of registering the shares of common stock offered by this prospectus, but all selling and other expenses incurred by the Selling Stockholder will be paid by the Selling Stockholder. The Selling Stockholder may sell our shares of common stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The prices at which the Selling Stockholder may sell shares will be determined by the prevailing market price for our common stock or in negotiated transactions.

Our common stock is quoted on The Nasdaq Capital Market, or Nasdaq, under the symbol “CRKN.” On July 31, 2023, the last reported sale price for our common stock on Nasdaq was $0.07.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 15 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 7, 2023.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”). You should read this prospectus and the information and documents incorporated herein by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the selling stockholder named herein (the “Selling Stockholder”) have authorized anyone to provide you with information different from, or in addition to, that contained in or incorporated by reference into this prospectus. This prospectus is an offer to sell only the securities offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in or incorporated by reference into this prospectus is current only as of their respective dates or on the date or dates that are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Selling Stockholder is not offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. Neither we nor the Selling Stockholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the jurisdiction of the United States who come into possession of this prospectus are required to inform themselves about and to observe any restrictions relating to this Offering and the distribution of this prospectus applicable to that jurisdiction.

If required, each time the Selling Stockholder offers shares of common stock, we will provide you with, in addition to this prospectus, a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize the Selling Stockholder to use one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. We may also use a prospectus supplement and any related free writing prospectus to add, update or change any of the information contained in this prospectus or in documents we have incorporated by reference. This prospectus, together with any applicable prospectus supplements, any related free writing prospectuses and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under the section entitled “Incorporation of Certain Documents by Reference” before buying any of the securities offered.

Unless the context otherwise requires, the terms “Crown,” “the Company,” “we,” “us” and “our” refer to Crown Electrokinetics Corp.

Unless otherwise indicated, information contained in this prospectus or incorporated by reference herein concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts), and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets, which we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

When used in this prospectus, including the documents that we have incorporated by reference, in future filings with the SEC or in press releases or other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). In particular, statements pertaining to our trends, liquidity and capital resources, among others, contain forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Examples of forward-looking statements include, but are not limited to, statements about the following:

●	our prospects, including our future business, revenues, expenses, net income, earnings per share, gross margins, profitability, cash flows, cash position, liquidity, financial condition and results of operations, backlog of orders and revenue, our targeted growth rate, our goals for future revenues and earnings, and our expectations about realizing the revenues in our backlog and in our sales pipeline;

●	the potential impact of COVID-19 on our business and results of operations;

●	the effects on our business, financial condition and results of operations of current and future economic, business, market and regulatory conditions, including the current economic and market conditions and their effects on our customers and their capital spending and ability to finance purchases of our products, services, technologies and systems;

●	the effects of fluctuations in sales on our business, revenues, expenses, net income, earnings per share, margins, profitability, cash flows, capital expenditures, liquidity, financial condition and results of operations;

●	our products, services, technologies and systems, including their quality and performance in absolute terms and as compared to competitive alternatives, their benefits to our customers and their ability to meet our customers’ requirements, and our ability to successfully develop and market new products, services, technologies and systems;

●	our markets, including our market position and our market share;

●	our ability to successfully develop, operate, grow and diversify our operations and businesses;

●	our business plans, strategies, goals and objectives, and our ability to successfully achieve them;

●	the sufficiency of our capital resources, including our cash and cash equivalents, funds generated from operations and other capital resources, to meet our future working capital, capital expenditure and business growth needs;

●	the value of our assets and businesses, including the revenues, profits and cash flows they are capable of delivering in the future;

●	the effects on our business operations, financial results, and prospects of business acquisitions, combinations, sales, alliances, ventures and other similar business transactions and relationships;

●	industry trends and customer preferences and the demand for our products, services, technologies and systems; and

●	the nature and intensity of our competition, and our ability to successfully compete in our markets.

These statements are necessarily subjective, are based upon our current plans, intentions, objectives, goals, strategies, beliefs, projections and expectations, and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements described in or implied by such statements. Actual results may differ materially from expected results described in our forward-looking statements, including with respect to correct measurement and identification of factors affecting our business or the extent of their likely impact, the accuracy and completeness of the publicly-available information with respect to the factors upon which our business strategy is based, or the success of our business.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and management’s belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that may cause actual results, our performance or achievements, or industry results to differ materially from those contemplated by such forward-looking statements include, without limitation, those discussed under the caption “Risk Factors” in this prospectus as well as other risks and factors identified from time to time in our SEC filings.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. We urge you to read this entire prospectus and the documents incorporated by reference herein carefully, including the financial statements and notes to those financial statements incorporated by reference herein and therein. Please read the section of this prospectus entitled “Risk Factors” for more information about important risks that you should consider before investing in our common stock.

Our Company

Business Overview

We develop and sell optical switching film that can be embedded between sheets of glass or applied to the surface of glass, or other rigid substrates such as acrylic, to electronically control opacity (“DynamicTint™”). Originally developed by Hewlett-Packard (“HP”), our technology allows a transition between clear and dark in seconds and can be applied to a wide array of windows, including commercial buildings, automotive sunroofs, and residential skylights and windows. At the core of our proprietary and patent-protected technology is a thin film that is powered by electrically charged pigment which can reduce heat gain replacing common window tints but also providing a more sustainable alternative to blinds and other traditional window treatments. We partner with leading glass and film manufacturers for mass production and distribution of DynamicTint.

Electrokinetic Film Technology

Our electrokinetic (EK) technology was derived from proprietary ink and microfluidic technology developed at HP. Electrokinetic refers to the movement of particles within a fluid under the influence of an electric field. Our EK film technology utilizes nanometer-sized pigment particles that are electrically charged and suspended in a liquid that is sandwiched between two clear substrates that are coated with a transparent conductor oxide (TCO) film. Figure 1. In a non-energized state, the suspended pigment particles are distributed uniformly between the plastic films, and will absorb, transmit, or reflect light depending on the properties of the suspended pigment (dark state). When the proper electrical signal is applied to the conductive TCO layers, an electrical field is created, and the charged pigment particles collect in micro-embossed holes in a layer of polymer resin covering the transparent conductor surface. As the charged pigment particles are collected, the fluid becomes highly transparent (clear state). By applying a different electrical signal, the pigment can be dispersed back into the fluid to achieve the desired color density or opaqueness.

CLEAR STATE	DARK STATE

Figure 1. Schematic cross-section of electrokinetic film in clear and dark states.

Highlights

●	Clear Polyethylene Terephthalate (PET) Substrates — Same material as window tinting films.

●	Transparent Conductor on PET — Indium Tin Oxide (ITO) — same as most touch screens.

●	Electronic Ink — Nanoparticles suspended in a fluid which absorb light.

●	Energy Source — Nanoparticles are controlled through DC low voltage applied to the ITO conductor material which is powered by a lithium-ion battery that is charged with a solar cell strip, no hard-wiring necessary.

Our plastic films are manufactured using industry standard roll-to-roll (R2R) processing equipment. We believe our R2R processing will have an inherently lower manufacturing cost compared to sheet-based processing methods used for other smart window technologies like electrochromic glass. There are three basic steps to making our film using R2R equipment.

1)	Deposition: R2R TCO deposition on clear polyethylene terephthalate (PET) plastic film using vacuum sputtering of indium-tin oxide (ITO). The ITO on PET film can be provided by a number of suppliers. Millions of square feet of ITO on PET are currently provided for nearly all capacitance-based display touch screens.

2)	Embossing: R2R embossing of UV-curable resin in a proprietary and patent protected 3-D pattern for ink pigment control and containment on one of the two plastic films. An example of the embossed pattern is shown in Figure 2. The R2R embossing process can be completed by various plastic film companies. Crown has the capability to accomplish the coating and embossing steps within its current facility in addition to working with manufacturing partners.

Figure 2. Microscopic Optical Image of Embossed Film

3)	Lamination: The final R2R process laminates the two layers of PET together with the proprietary and patent protected pigment-containing fluid contained by the wall structure shown by the white areas in Figure 2. The wall area has adhesion to the upper layer of PET with ITO film thereby sealing the fluid between the two plastic layers. The fluid contains nanometer-sized pigment particles that are charged electrically and suspended in the fluid.

We believe that DynamicTintTM has the following distinct advantages over existing optical electronic film technologies:

●	Neutral Color — Pigment is designed to be color neutral and will not affect the hue of what is viewed through the window in any clear, dark or tinted state.

●	Speed — Transition time is typically a few seconds.

●	Affordability — Roll-to-Roll film manufacturing using relatively inexpensive materials.

●	Low Energy Requirements — Film is low voltage and can be powered with a small battery charged by a solar cell strip or wired to an existing electrical infrastructure including a LAN line.

●	Retro-Fit — Film can be applied in a Smart Window Insert (“Inserts”), which can be placed within existing window frames, eliminating the needs for both window treatments or to replace single pane windows with dual pane windows.

●	Sustainable — Reduces energy used to heat or cool a room via HVAC systems and can use renewable energy to transition the film.

Smart Window Insert powered by DynamicTintTM

Our first product will be the Smart Window Insert powered by DynamicTintTM which is specifically designed for retrofitting in the domestic and international commercial real estate install base. Our DynamicTintTM can be laminated to other surfaces like heat-treated glass or acrylic and the laminated sheet can be assembled in Smart Window Inserts that can be placed into the interior side of the window frame providing the dynamic tinting capability as well as additional insulation and sound proofing to the existing windows (Figure 3).

Figure 3. Window Insert with EK Film

The Insert is a custom-sized panel comprised of a rigid substrate (thin glass or acrylic) with a silicon compliant edge seal that allows for the insert to securely fit into the interior side of the window frame.

Some of the Insert’s features include:

●	Solar-powered — eliminating the need to hardwire it into the building’s electrical system

●	Wirelessly enabled — facilitating communication with all the other installed inserts and integration with the building’s management software system

●	Sensor equipped — enabling the Insert to auto-sense the intensity of exterior light and interior ambient light

●	Software enabled — can be managed via programmed macros, dynamically managed by the building, or user-controlled within an office

●	Data collection — allowing optimization of the Inserts/curtain wall energy performance.

●	Lease vs Purchase - Creative and flexible financing allows for customers to lease Inserts on a long-term basis and avoid large capital expenditures

We believe our Smart Window Inserts can be easily installed into commercial buildings, residential windows, skylights, and windows within garage doors. In commercial buildings, our Smart Window Inserts can be used to convert existing single pane windows into dual pane windows. We believe there is a significant opportunity to provide Smart Window Inserts to commercial building owners who are looking to eliminate window blinds, gain energy efficiency, and reduce carbon emissions.

Sustainability

Crown is aware that working towards building a sustainable future is a common goal shared by many. Companies such as Walmart (NYSE: WMT), Amazon (NASDAQ: AMZN) and Apple (NASDAQ: AAPL) are now publishing sustainability pledges, and we are seeing a trend of pledging to make their workplaces more environmentally friendly.

Crown’s patented technology provides a solution that helps address many sustainability issues such as:

●	Reducing waste - as opposed to replacing single pane window units with newly manufactured dual pane windows, Crown allows building owners to install our retrofit DynamicTint Insert into existing single pane window frames thereby creating a dual pane window;

●	Reducing energy - Crown’s Insert reduces HVAC energy consumption by reducing the need for constantly cooling and heating a room, reducing the customers carbon emissions. Initial field testing suggests HVAC energy savings of up to 26% could potentially result from the installation of Smart Window Inserts. According to FacilitiesNet (https://www.facilitiesnet.com/windowsexteriorwalls/article/Smart-Window-Benefit-Energy-Savings-Reduced-Glare--17280), the ability to control the amount of heat entering a building reduces the heat load of the building which in turn reduces your HVAC usage.;

●	Using renewable energy - Crown’s Smart Window Insert is low voltage and low wattage and can be powered by a solar strip that captures the sun’s energy and is integrated into the Insert itself thereby eliminating the need to hardwire the Insert to the home or building’s electrical system.

Another benefit of DynamicTint is being able to optimize daylight usage, thereby reducing the usage of lights. A study done by Project Drawdown (https://www.drawdown.org/solutions/dynamic-glass) projected that if 30-50% of commercial building spaces install dynamic glass, the potential climate-weighted energy efficiency from cooling is estimated at 9% and lighting at 9%—depending on local climate, building location and window orientation. This can result in 0.3-0.5 gigatons of emissions reductions from decreased energy use.

At Crown, we are committed to building a product that can be self-sufficient and does not require an additional power source or hard wiring into the electrical system of a residential home or commercial building. This ensures that as we reduce a building’s energy consumption, we are not adding to it and are working towards being carbon neutral.

Intellectual Property

On January 31, 2016, we entered into an IP agreement with HP to acquire a research license to determine the feasibility of incorporating HP’s electrokinetic display technology in our products. On February 4, 2021, Crown and HP entered into a fourth amendment to the agreement. Pursuant to such amendment, among other items, the parties agreed to amend the list of patent and patent applications, which includes two additional patents (the “HP Patents”) that are assignable to us by HP upon the exercise of our option to acquire the HP Patents (the “Option”). In connection with our exercise of the Option, we paid HP an aggregate amount equal to One Million Five Hundred Fifty Thousand Dollars ($1,550,000) on February 9, 2021. From the date of the exercise of the Option until January 1, 2030, we agreed to pay to HP a royalty fee based on the cumulative gross revenue received by us from the HP Patents as follows:

Time Window	Lifetime Cumulative Gross Revenue	Royalty Rate
Prior to December 31, 2029	$Less than $70,000,000	0.00%
	$70,000,000 - $500,000,000	1.25%
	$500,000,000 and beyond	1.00%
January 1, 2030 onward		0.00%

We entered into a Patent Assignment Agreement with International Business Machines Corporation (“IBM”) to acquire an ownership interest in assigned patents. As consideration for the patents, we paid $264,000 (including legal fees of approximately $38,000) on July 23, 2021.

In addition, we have current patent applications in the United States and other countries that if granted, would add three additional patents to its portfolio. Our United States patents expire at various dates from March 26, 2028 through March 10, 2036.

A 2022 appraisal of Crown’s intellectual property by one of the preeminent third-party IP-valuation firms indicated a total valuation of approximately $94 million, consisting of $35 million relating to patents (limited to the US office building market, supplying its Smart Window Insert) and $59 million for trade secrets.

We believe that its EK technology is adequately protected by its patent position and by its proprietary technological know-how. However, the validity of our patents has never been contested in any litigation. We also possess know-how and relies on trade secrets and nondisclosure agreements to protect its technology. We require any employee, consultant, or licensee having access to its confidential information to execute an agreement whereby such person agrees to keep such information confidential.

Crown-Owned Patents

Country	Filing Date	Publication No.	Title
USA	28-Jan-19	11174328	REFRACTIVE INDEX MATCHED RESIN FOR ELECTROPHORETIC DISPLAYS AND OTHER APPLICATIONS
China	28-Jan-19	CN111918894A	REFRACTIVE INDEX MATCHED RESIN FOR ELECTROPHORETIC DISPLAYS AND OTHER APPLICATIONS
Europe	28-Jan-19	3752867	REFRACTIVE INDEX MATCHED RESIN FOR ELECTROPHORETIC DISPLAYS AND OTHER APPLICATIONS
Japan	28-Jan-19	JP 2021514422A	REFRACTIVE INDEX MATCHED RESIN FOR ELECTROPHORETIC DISPLAYS AND OTHER APPLICATIONS
Korea	28-Jan-19	KR 20200122333A	REFRACTIVE INDEX MATCHED RESIN FOR ELECTROPHORETIC DISPLAYS AND OTHER APPLICATIONS
WO	28-Jan-19	WO 2019/160675	REFRACTIVE INDEX MATCHED RESIN FOR ELECTROPHORETIC DISPLAYS AND OTHER APPLICATIONS
USA	16-Feb-18		REFRACTIVE INDEX MATCHED RESIN FOR ELECTROPHORETIC DISPLAYS AND OTHER APPLICATIONS
USA	13-Jan-20	2020-0225552	APPLICATIONS OF AN ELECTROKINETIC DEVICE FOR AN IMAGING SYSTEM
WO	13-Jan-20	WO2020/150166	APPLICATIONS OF AN ELECTROKINETIC DEVICE FOR AN IMAGING SYSTEM
USA	16-Jan-19		APPLICATIONS OF AN ELECTROKINETIC DEVICE FOR AN IMAGING SYSTEM
EPO	23-Jun-21		APPLICATIONS OF AN ELECTROKINETIC DEVICE FOR AN IMAGING SYSTEM
CN	8-Jul-21		APPLICATIONS OF AN ELECTROKINETIC DEVICE FOR AN IMAGING SYSTEM
Korea	5-Jul-21		APPLICATIONS OF AN ELECTROKINETIC DEVICE FOR AN IMAGING SYSTEM
JP	15-Jul-21		APPLICATIONS OF AN ELECTROKINETIC DEVICE FOR AN IMAGING SYSTEM
USA	7-Jul-16	10377909	INKS INCLUDING SEGMENT COPOLYMER GRAFTED PIGMENTS VIA AZIDE CHEMISTRY
USA	22-Nov-10	8179590	ELECTRO-OPTICAL DISPLAY
USA	29-Jul-10	8054535	ELECTROPHORETIC DISPLAY DEVICE
USA	23-Aug-17	10852615 *	TWO PARTICLE ELECTROPHORETIC LAMINATE FOR USE WITH SMART WINDOWS WITH REDUCED DIFFRACTION
EPO	2-Dec-15	3256903 *	TWO PARTICLE ELECTROPHORETIC LAMINATE FOR USE WITH SMART WINDOWS
EPO	2-Dec-15	3250962 *	TWO PARTICLE ELECTROPHORETIC LAMINATE FOR USE WITH SMART WINDOWS WITH REDUCED DIFFRACTION
USA	23-Aug-17	10656493 *	TWO PARTICLE ELECTROPHORETIC LAMINATE FOR USE WITH SMART WINDOWS
USA	30-Nov-20	2021-0108463 *	TWO PARTICLE ELECTROPHORETIC LAMINATE FOR USE WITH SMART WINDOWS WITH REDUCED DIFFRACTION
WO	2-Dec-15	WO2016/089957 *	TWO PARTICLE ELECTROPHORETIC LAMINATE FOR USE WITH SMART WINDOWS

WO	2-Dec-15	WO2016/089974 *	TWO PARTICLE ELECTROPHORETIC LAMINATE FOR USE WITH SMART WINDOWS WITH REDUCED DIFFRACTION
USA	18-Dec-14	9567995	WINDOW OPACITY ATTENUATION USING MICROFLUIDIC CHANNELS
USA	18-Aug-15	9816501	WINDOW OPACITY ATTENUATION USING MICROFLUIDIC CHANNELS
USA	9-Mar-18	10926859	SMART WINDOW ACTIVATION TO PREVENT LASER DISTURBANCE
USA	10-May-18	10935818	EVENT-BASED, AUTOMATED CONTROL OF VISUAL LIGHT TRANSMISSION THROUGH VEHICLE WINDOW
USA	26-Oct-16	10106018	AUTOMATED WINDSHIELD GLARE ELIMINATION ASSISTANT
USA	2-Sep-16	10144275	ENVIRONMENTAL CONTROL IN VEHICLES
GB	2-May-19	2586760	EVENT-BASED, AUTOMATED CONTROL OF VISUAL LIGHT TRANSMISSION THROUGH VEHICLE WINDOW
CN	2-May-19	CN111936331A	EVENT-BASED, AUTOMATED CONTROL OF VISUAL LIGHT TRANSMISSION THROUGH VEHICLE WINDOW
DE	2-May-19	112019000749	EVENT-BASED, AUTOMATED CONTROL OF VISUAL LIGHT TRANSMISSION THROUGH VEHICLE WINDOW
JP	2-May-19		EVENT-BASED, AUTOMATED CONTROL OF VISUAL LIGHT TRANSMISSION THROUGH VEHICLE WINDOW
PCT	2-May-19	WO2019/215544 **	EVENT-BASED, AUTOMATED CONTROL OF VISUAL LIGHT TRANSMISSION THROUGH VEHICLE WINDOW
USA	11-Oct-21	11578150	REFRACTIVE INDEX MATCHED RESIN FOR ELECTROPHORETIC DISPLAYS AND OTHER APPLICATIONS
USA	24-Feb-22		WINDOW SYSTEM AND METHOD UTILIZING A WINDOW PANE ASSEMBLY AND LOCKING SYSTEM FOR EASY INSERTION OF A WINDOW PANE ASSEMBLY WITH ELECTRONICALLY CONTROLLABLE SCALABLE APERTURES FOR ATTENUATING OR OTHERWISE MODULATING LIGHT TRANSMISSION THROUGH SAID ASSEMBLY
USA	24-Feb-22		WINDOW SYSTEM AND METHOD UTILIZING A WINDOW PANE ASSEMBLY AND LOCKING SYSTEM FOR EASY INSERTION OF A WINDOW PANE ASSEMBLY WITH ELECTRONICALLY CONTROLLABLE SCALABLE APERTURES FOR ATTENUATING OR OTHERWISE MODULATING LIGHT TRANSMISSION THROUGH SAID ASSEMBLY
USA	29-Mar-22		SELF-ALIGNING MASTER AREA MULTIPLICATION FOR CONTINUOUS EMBOSSING
USA	11-Sep-22		APPLICATIONS OF AN ELECTROKINETIC DEVICE FOR AN IMAGING SYSTEM
USA	22-Jul-14		INKS INCLUDING SEGMENT COPOLYMER GRAFTED PIGMENTS VIA AZIDE CHEMISTRY (recently assigned to Crown)
USA	10-Feb-23		REFRACTIVE INDEX MATCHED RESIN FOR ELECTROPHORETIC DISPLAYS AND OTHER APPLICATIONS
PCT	23-Feb-23		WINDOW SYSTEM AND METHOD UTILIZING A WINDOW PANE ASSEMBLY AND LOCKING SYSTEM FOR EASY INSERTION OF A WINDOW PANE ASSEMBLY WITH ELECTRONICALLY CONTROLLABLE SCALABLE APERTURES FOR ATTENUATING OR OTHERWISE MODULATING LIGHT TRANSMISSION THROUGH SAID ASSEMBLY

*	Co-owned with University of Cincinnati

*	Inactive

In-Licensed Patents

Patent No.	Country	Patent Date	Publication No.	Status	Title
8,183,757	USA	22-May-12		Issued	DISPLAY ELEMENT
8,184,357	USA	22-May-12		Issued	DISPLAY ELEMENT
8,331,014	USA	11-Dec-12		Issued	PIGMENT-BASED INKS
8,384,659	USA	26-Feb-13		Issued	DISPLAY ELEMENT INCLUDING ELECTRODES AND A FLUID WITH COLORANT PARTICLES
8,432,598	USA	30-Apr-13		Issued	TRANSPARENT CONDUCTOR STRUCTURE
8,896,906	USA	25-Nov-14		Issued	INKS INCLUDING BLOCK COPOLYMER GRAFTED PIGMENTS VIA AZIDE CHEMISTRY
8,018,642	USA	13-Sep-2011		Issued	ELECTRO-OPTICAL DISPLAY

Business Model

We intend to manufacture our patented EK Technology under the name DynamicTint™. We intend to generate revenue by selling our Smart Window Inserts powered by DynamicTint™ to our customers.

Crown’s first product will be the Smart Window Insert powered by DynamicTint™ for retrofitting in commercial buildings. Crown’s Smart Window Inserts will allow the building owner to quickly convert a single pane window unit to a dual pane window unit. Crown’s Inserts will act as the “second pane” and will allow the building owner to enjoy all the benefits of a dual pane window without having to replace their existing single pane windows.

Crown’s customers will be able to buy and own their Smart Window Inserts but also, at some stage, have the option to enter long-term leases of the Inserts with Crown. Additional applications we are exploring with potential customers of Crown’s DynamicTint include:

●	Smart Window Inserts for retrofitting of commercial buildings in markets outside the United States.

●	Smart Window Inserts for retrofitting of multi-family buildings.

●	Residential homes: residential windows, garage door windows, windows contained in and surrounding residential front doors as well as residential skylights.

●	Automotive: sunroofs.

As Crown’s DynamicTint technology requires very little energy to effect that transition from clear to dark state, a rechargeable battery coupled with a built-in solar cell eliminates the need to hardwire the inserts to the building electrical system. Crown believes that the potential retrofit market for its Smart Window Inserts is significantly large. Each unit will have wireless communication capability for control of the film and communication with the building HVAC system.

Crown has also developed a working prototype of an insert for the residential skylight, which allows a homeowner to control the amount of light entering the room. Crown’s DynamicTint Insert does not require the homeowner to replace their skylight as it conveniently fits into the existing frame. Crown’s skylight insert will allow a homeowner (through a Bluetooth connection or RF controller) to adjust the level of desired tint easily and quickly, thereby controlling the amount of light and heat entering the room. The DynamicTint Skylight Insert will be powered by a rechargeable lithium battery and built-in solar cell thereby eliminating the need to wire the insert to the home’s electrical system.

Partners and Customers

On March 25, 2022, Crown executed a Master Supply Agreement (the “BDN MSA”) with Brandywine Operating Partnerships L.P. to install its Smart Window Inserts powered by DynamicTintTM in Brandywine office buildings. The BDN MSA provides the master terms and conditions under which purchase orders will be executed for Crown to supply units to retrofit windows at certain locations.

On December 27, 2021, Crown executed a Master Supply Agreement (the “HPP MSA”) with Hudson Pacific Properties L.P. for the installation of Crown’s energy saving Smart Window Inserts in several office properties across its West Coast portfolio. The HPP MSA provides the master terms and conditions under which purchase orders will be executed for Crown to supply units to retrofit windows at certain locations.

Prior to this, on September 27, 2021, Crown had entered into a Master Supply Agreement with MetroSpaces Inc., Crown’s first commercial customer, install its Smart Window Inserts in MetroSpaces’ 70,000 square-foot Houston, Texas office building.

In the future, Crown and its customers may enter into multiple specific transactions by executing purchase orders for additional buildings.

Additionally, discussions with multiple other building owners to buy Crown Smart Window Inserts are progressing as the regulatory and consumer pressure to reduce the level of energy consumption and carbon emissions continues to build.

Purchase Orders

On August 12, 2022, the Company entered into two Purchase Orders (PO’s) with Hudson Pacific Properties, L.P. (“Hudson”) for the purchase of the Company’s Smart Window Inserts™ (“Inserts”). Hudson is a unique provider of end-to-end real estate solutions for tech and media tenants. The PO’s have a value of $85,450 and represent the first orders the Company has received prior to the launch of its Inserts. Delivery and installation are expected to begin in Q4 2023.

On August 12, 2022, as additional consideration for the PO’s, the Company issued a warrant to Hudson to purchase 300,000 shares of the Company’s common stock at $0.75 per share. The warrant has a five year life and expires on August 12, 2027.

Manufacturing

Crown is developing its manufacturing capabilities to meet anticipated demand for the Smart Window Insert at its facilities located in Corvallis, Oregon, for film production, and Salem, Oregon, for Smart Window Insert manufacturing.

Crown plans to produce its EK film at its facilities in Corvallis using its existing roll to roll (the “R2R”) embossing equipment. We intend to perform all other film manufacturing processes at our Corvallis facility upon receipt of additional manufacturing equipment currently ordered and awaiting delivery.

Crown’s Smart Window Inserts will be produced at our Salem facility, where EK film will be laminated to glass, and then assembled into a frame. The inserts electronic components will also be integrated into the insert and the final assembled inserts will be packaged for shipment from Salem to our customers’ buildings.

The completion of Crown’s facilities in Corvallis and Salem marks our transition to being completely self-sufficient in manufacturing our products, eliminating any dependency on contract manufacturers or partners.

Commercial Office Building Market

Commercial buildings have gotten larger in the United States as their floorspace continues to grow faster than the number of commercial buildings, according to preliminary results from the U.S. Energy Information Administration’s (EIA) 2018 Commercial Buildings Energy Consumption Survey (CBECS). CBECS estimates that 5.9 million U.S. commercial buildings contained a total of 97 billion square feet as of 2018. The number of commercial buildings increased by 6%, and commercial square footage increased by 11% since the CBECS was last conducted in 2012.

Smart Glass Industry Trends

We believe there are favorable converging global trends in the major near-term markets for “smart glass” products. Key factors driving the growth of the smart glass market are the growing demand for smart glass for energy savings for existing commercial and residential buildings. Added to this trend are government mandates and legislation for energy-efficient construction of both commercial and residential buildings. There is a growing opportunity for smart windows in the transportation industry including automobiles, commercial trucks, buses, and passenger rail cars.

In both public and private sectors across the world, there are substantial efforts targeted toward the promotion and use of energy efficient smart glass materials, including those used in automobiles, windows and other architectural glazings.

In September 2020, Markets and Markets issued Smart Glass Market with COVID-19 Impact by Technology (Suspended Particle Display, Electrochromic, Liquid Crystal), Application (Architecture, Transportation, Consumer Electronics), and Geography - Global Forecast to 2025. The smart glass market size is expected to grow from $3.8 billion in 2020 to $6.8 billion by 2025, at a CAGR of 12.1% during the forecast period. The growth of the smart glass industry is driven by factors, such as the growing adoption of smart glass in automotive application and, declining prices for electrochromic material. Other major driving factors for smart glass adoption include supportive government mandates and legislation on energy efficiency. Governing bodies of various countries are increasingly encouraging the use of these energy-efficient products.

Smart glass has inherent energy-saving and auto-dimming properties, which reduces its maintenance cost. As a result, the perceived benefits of these glass products are more than the incurred investments.

Crown believes that the smart glass industry is in the initial phase of growth and that DynamicTintTM may have commercial applicability in many products where variable light-control is desired.

Our Technology

DynamicTintTM combines many of the favorable properties of the other smart window technologies. It has fast-switching time and unlike electrochromic (EC) technology, modulation in light level is not area dependent and the film is neutral in color in all settings. Unlike Suspended Particles Devices (SPD) and Polymer Dispersed Liquid Crystal (PDLC) technology, EK film does not need high voltage alternating current to power the film. Because of the low power requirements, EK films can be powered with batteries or combined with small area solar cells, allowing retrofit to existing windows. Furthermore, in the future, EK film could be made with other colorants and it is possible with modification to the design to use two colorants in the same film, which has been demonstrated in the recent past under a research project at the University of Cincinnati. Below is a table outlining some of the typical properties of each technology.

Other Smart Glass Technologies

Variable light transmission technologies can be classified into two basic types: “active” technologies that can be controlled electrically by the user either automatically or manually, and “passive” technologies that can only react to ambient environmental conditions such as changes in lighting or temperature. Most of the technologies are “active”. One type that is passive is thermochromic technology where a rise in temperature will darken the film applied to glass.

We believe that our DynamicTint has certain performance advantages over other “smart glass” technologies and that pricing and product performance are the two main factors critical to the adoption of smart glass products. Because the non-EK smart glass technologies listed below do not have published, consistent pricing or cost data that can be relied upon, we cannot accurately report our price position relative to these other technologies. In terms of product performance, we believe that DynamicTint offers numerous advantages over other smart glass technologies, as discussed below.

Technology	Can Retrofit	Power Usage	Can Tint to Black	Solar or Battery Powered	Tint Transition Speed	Light Transmission
DynamicTintTM (Electrokinetic)	P	<0.01 W/M2	P	P	approx. 4 sec	3.0% - 70% or 0.4%-50%

Electrochromic (EC)	✕	0.3 – 2 W/M2 (30X EK)	✕	✕	5-40 min	<1% - 58%

Suspended Polymers in Particles (SPD) [1]	✕	1.1 W/M2 at 100V/50hz (110X EK)	✕	✕	<3 sec	0.8% - 55%

Polymer Dispersed Liquid Crystal (PDLC)	✕	5 – 20 W/M2 (500X EK)	✕	✕	1 – 3 sec	~80%

Ref. 1: SPD Film - LCF-1103DHA90 Showa Denko Material Co.

Electrochromic Glass

Electrochromic (EC) glass technology has been used as a light absorbing technology for rear view mirrors in automobiles for decades, and more recently for large-scale windows. However, the EC technology developed for windows is based on a different set of materials that are directly deposited on the heat-treated glass panels. All of the current EC companies use tungsten oxide as the main component involved in the color transition from clear to blue. Because of the nature of the chemical transition of tungsten oxide, EC film does not absorb as much of the blue light, so remaining light will have a strong blue hue both in the room and when looking through the window. The speed of the switching time from dark to light vice versa is directly related to the size of the window area and the electrode design which brings electrical current to the EC material to start the chemical transition. EC technology is basically a battery-like material that requires “charging and discharging”. The time to charge/discharge the EC material in a large window can take up to 40 minutes to change form the dark state to the clear state at nominal temperatures. Also, during switching of the EC film, there can be non-uniform areas which can vary in level of tint from center to edge. The larger the area of the window, the more non-uniform during the change of state. Longer switching time can minimize the non-uniform areas. The EC materials are typically vacuum deposited directly on “defect-free” glass. The typical investment required for a large window electrochromic factory can run into the hundreds of millions of dollars, due to the large-scale vacuum equipment required, low particulate cleanroom required, and the relatively slow speed of deposition for all the various layers. Halio, formerly Kinestral Technologies, is using a chemical liquid deposition technique to replace some of the vacuum deposition steps to lower the capital investment needed for manufacturing.

Suspended Particle Glass (SPD)

SPD is a film that has suspended long and narrow particles in an encapsulated liquid polymer film with layers of ITO on either side to allow generation of an alternating current electrical field to twist the particles from a random state to a near vertical state perpendicular to the ITO plane. In the vertical state light passes through the film and in the random state the light is absorbed by the particles. The color of the film is blue since the particles used in the film do not absorb blue light as well as other colors of sunlight. No other types of particles have been created for this type of device. The film responds quickly to the electrical field, however, requires constant high AC voltage to hold the clear state. The film is manufactured on plastic and uses roll-to-roll (R2R) equipment processing. Also, because the particles are aligned when in the clear state, the film has a limited viewing angle much like older liquid-crystal displays. When viewed at a side angle, the film will appear darker. The current market for SPD has been mainly automobile sunroofs where the viewing angle of the passengers is relatively fixed at nearly perpendicular angle to the SPD film.

Polymer-Dispersed Liquid Crystal (PDLC) Film

PDLC requires an AC electric field like the SPD film described above to achieve a clear state. However, the liquid-crystal based film can only scatter light in the power-off state, therefore, most of the incoming light is transmitted through the film (~80%). Typically, the PDLC film is used for interior windows or doors to create privacy. PDLC has similar manufacturing methods using R2R equipment and plastic film with ITO conductor to the SPD film. The film is available from many Far East manufacturing companies with some able to make ~150 cm width film. The quality of the film can vary based on the manufacturing company. The film was invented at Kent State University in the 1980’s and the patents have expired.

Competition

Several smart glass competitors have an operating history, including:

●	SAGE Electrochromic, Inc., a wholly owned subsidiary of Saint-Gobain, which develops and manufactures electrochromic glass;

●	View Glass [NASDAQ: VIEW] and Halio, formerly Kinestral Technologies, manufacture electrochromic glass at their purpose-built manufacturing facilities and both are headquartered in California; and

●	Research Frontiers, Inc. [NASDAQ: REFR] licenses an electronically controlled tinted film, utilizing SPD technology, to various companies.

Crown Electrokinetics expects that other competitors will emerge in the future.

Research and Development

Crown has been using a 6” width R2R equipment capable of handling the deposition, embossing and lamination steps of the manufacturing process for its research and development. Crown will utilize the 12” width film for the first-generation Smart Window Insert. Larger scale manufacturing is planned at a minimum of 36” width film to address markets including appropriately sized commercial building window inserts, larger format skylights inserts, and many automobile sunroofs. Thereafter, Crown will develop capability to manufacture DynamicTint film of at least 72” width capability. This will allow Crown to address the vast majority of window sizes for most applications.

As a result of our research and development efforts, we believe that our EK technology is now, or with additional development will become, usable in a number of commercial products. Such products may include one or more of the following fields: “smart” windows, doors, skylights and partitions; self-dimmable automotive sunroofs, windows, sun visors, and mirrors.

We have devoted most of our financial resources to research and development activities with the goal of producing commercially viable EK products and has developed working samples of our EK technology.

Crown’s main goals in its research and development include:

●	developing wider ranges of light transmission,

●	reducing the voltage required to operate DynamicTintTM,

●	obtaining data and developing improved materials regarding environmental stability and longevity, and

●	quantifying the degree of energy savings expected by users of our technology.

Crown Fiber Optics

On January 3, 2023, we acquired substantially all of the assets (the “Asset Acquisition”) of Amerigen 7 LLC (“Amerigen”), which was engaged in the business of construction of 5G fiber optics infrastructure, for cash consideration of approximately $0.65 million. The Asset Acquisition included approximately 12 employees, customer contracts, and certain operating liabilities. On December 20, 2022, we incorporated our wholly-owned subsidiary Crown Fiber Optics Corp. (“Crown Fiber Optics” or “we”) in Delaware, to own and operate the business acquired from Amerigen.

Crown Fiber Optics supplies telecommunications providers with a comprehensive portfolio of specialty services, including program management; planning; engineering and design; aerial, underground, and wireless construction; maintenance; and fulfillment services. Crown Fiber Optics supplies the expertise, labor, equipment, and tools necessary to provide services to our customers.

Engineering Services. Crown Fiber Optics provides engineering services to telecommunications providers, including the planning and design of aerial, underground, and buried fiber optic, copper, and coaxial cable systems that extend from the telephone company hub location, or cable operator headend, to a consumer’s home or business. Crown Fiber Optics also plans and designs wireless networks in connection with the deployment of new and enhanced macro cell and new small cell sites. Additionally, we obtain rights of way and permits in support of our engineering activities and those of our customers and provide program and project management and inspection personnel in conjunction with engineering services or on a stand-alone basis.

Construction, Maintenance, and Installation Services. We provide a range of construction, maintenance, and installation services, including the placement and splicing of fiber, copper, and coaxial cables. We excavate trenches to place these cables; place related structures, such as poles, anchors, conduits, manholes, cabinets, and closures; place drop lines from main distribution lines to a consumer’s home or business; and maintain and remove these facilities. We provide these services for both telephone companies and cable multiple system operators in connection with the deployment, expansion, or maintenance of new and existing networks. We also provide tower construction, lines and antenna installation, foundation and equipment pad construction, small cell site placement for wireless carriers, and equipment installation and material fabrication and site testing services. Our underground facility locating services include locating telephone, cable television, power, water, sewer, and gas lines.

Capitalize on Long-Term Growth Drivers. We are well-positioned to benefit from the increased demand for network telecommunications bandwidth that is necessary to ensure reliable video, voice, and data services. Developments in consumer and business applications within the telecommunications industry, including advanced digital and video service offerings, continue to increase demand for greater wireline and wireless network capacity and reliability. Telecommunications network operators are increasingly deploying fiber optic cable technology deeper into their networks and closer to consumers and businesses in order to respond to consumer demand, competitive realities, and public policy support. Additionally, wireless carriers are upgrading their networks and contemplating next generation mobile solutions in response to the significant demand for wireless broadband, driven by the proliferation of smart phones, mobile data devices and other advances in technology. Increasing wireless data traffic and emerging wireless technologies are driving wireline deployments in many regions of the United States. Furthermore, significant consolidation and merger activity among telecommunications providers could also provide increased demand for our services as networks are integrated.

Selectively Increase Market Share. We believe our reputation for providing high quality services and the ability to provide those services nationally creates opportunities to expand market share. Our operating structure and multiple points of contact within customer organizations positions us favorably to win new opportunities and maintain strong relationships with our customers.

Pursue Selective Acquisitions. We pursue acquisitions that are operationally and financially beneficial for the Company as they provide incremental revenue, geographic diversification, and complement existing operations. We generally target companies for acquisition that have defensible leadership positions in their market niches, the opportunity to generate profitability that meets or exceeds industry averages, proven operating histories, sound management and certain clearly identifiable cost synergies.

Customer Relationships

We are establishing relationships with many leading telecommunications providers, including telephone companies, cable multiple system operators, wireless carriers, telecommunication equipment and infrastructure providers. We believe that a substantial portion of our total contract revenues and operating income will continue to be generated from a concentrated group of customers and that the identity and proportion of our contract revenues arising from our work for our top five customers will fluctuate.

We perform a significant amount of our services under master service agreements and other contracts that contain customer-specified service requirements. These agreements include discrete pricing for individual tasks. We generally possess multiple agreements with each of our significant customers. We provide the remainder of our services pursuant to contracts for specific projects. These contracts may be long-term (with terms greater than one year) or short-term (with terms less than one year) and often include customary retainage provisions under which the customer may withhold 5% to 10% of the invoiced amounts pending project completion and closeout.

Competition

The specialty contracting services industry in which we operate is highly fragmented and includes a large number of participants. We compete with several large multinational corporations and numerous regional and privately owned companies. In addition, a portion of our customers directly perform many of the same services that we provide. Relatively few barriers to entry exist in the markets in which we operate. As a result, any organization that has adequate financial resources, access to technical expertise, and the necessary equipment may become a competitor and the degree to which an existing competitor participates in the markets that we operate may increase rapidly. The principal competitive factors for our services include geographic presence, quality of service, worker and general public safety, price, breadth of service offerings, and industry reputation.

Employees

We have 30 employees. 26 of the employees are construction, technical and operational personnel, and the rest perform business development, finance, marketing, investor relations, and administrative functions. Crowns employees have extensive industrial experience in leading technology, ink-based manufacturing and 5G construction companies. We believe that our success is dependent upon, among other things, the services of our senior management, the loss of which could have a material adverse effect upon our prospects. None of our employees are represented by a labor union or covered by a collective bargaining agreement.

As Crown continues to grow, we will add additional construction, manufacturing engineering, marketing, and administrative personnel.

Corporate Information

Our primary business location is the R&D and Manufacturing facility located at 1110 NE Circle Blvd., Corvallis, OR 97330. We also have an office located at 11601 Wilshire Blvd., Suite 2240, Los Angeles, CA 90025. Our telephone number is +1 (213) 660-4250and our Internet website address is www.crownek.com. We were incorporated in the State of Delaware on April 20, 2015.

The Offering

Securities offered by the Selling Stockholder:	Up to 75,000,000 shares of our common stock, consisting of:

	●	1,310,429 shares of our common stock we committed to issue to the Selling Stockholder as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement upon effectiveness of the registration statement that includes this prospectus (the “Initial Commitment Shares”);

	●	Up to a maximum of 5,244,994 shares of our common stock issuable to the Selling Stockholder as additional consideration for its commitment to purchases shares of our common stock under the Purchase Agreement (the “Additional Commitment Shares” and together with the Initial Commitment Shares, the “Commitment Shares”) at the earlier of (i) the date that is thirty (30) days following the closing of the Company’s first public offering of common stock or common stock equivalents and (ii) October 16, 2023; and

	●	up to 68,444,577 shares of common stock that we may sell to the Selling Stockholder, from time to time at our sole discretion, pursuant to the Purchase Agreement, described below.

Common stock outstanding:	90,140,936 shares

Common stock to be outstanding after the offering:	165,140,936 shares

Use of Proceeds:	We will not receive any proceeds from the sale by the Selling Stockholder of the shares of common stock being offered by this prospectus. However, we may receive gross proceeds of up to $50.0 million from the sale of our common stock to the Selling Stockholder under the Purchase Agreement. We will not receive any cash proceeds from the issuance of the Commitment Shares to the Selling Stockholder under the Purchase Agreement. We intend to use any proceeds from the Selling Stockholder that we receive under the Purchase Agreement for working capital, strategic and general corporate purposes. See “Use of Proceeds” on page 27 for more information.

Risk Factors:	Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section on page 15 before deciding to invest in our securities.

Trading Symbol:	Our common stock is currently quoted on The Nasdaq Capital Market under the trading symbol “CRKN”.

The shares of common stock outstanding and the shares of common stock to be outstanding after this offering is based on 90,140,936 shares outstanding as of July 31, 2023 and excludes:

●	9,423,486 shares of common stock issuable upon the exercise of options of which 8,521,662 have vested at a weighted average exercise price of $2.80 per share as of March 31, 2023;

●	36,019,595 shares of common stock issuable upon the exercise of warrants (excluding the Warrants) of which 36,019,595 are exercisable at a weighted average exercise price of $0.65 per share as of March 31, 2023;

●	628,781 shares of common stock issuable upon the vesting of restricted stock units of which 497,913 have vested;

●	9,884,772 shares of common stock issuable upon the conversion of 251 shares of Series A Preferred Stock and 1,443 shares of Series B Preferred Stock, and 500,576 shares of Series C Preferred Stock, 1,058 shares of Series D Preferred Stock, and 5,000 shares of Series E Preferred Stock;

●	8,991,782 shares of common stock issuable upon the conversion of outstanding convertible promissory notes, based on a conversion price of $0.495.

RISK FACTORS

An investment in our securities involves a number of risks. Before deciding to invest in our securities, you should carefully consider the risks described below and discussed under the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference in this prospectus, the information and documents incorporated by reference herein, and in any prospectus supplement or free writing prospectus that we have authorized for use in connection with an offering. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. The risks described below and in the document referenced above are not the only risks that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business.

Risks Related to this Offering

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to the Selling Stockholder, or the actual gross proceeds resulting from those sales.

On July 20, 2023, we entered into the Purchase Agreement with Keystone Capital Partners, LLC, pursuant to which the Selling Stockholder has committed to purchase up to $50,000,000 in shares of our common stock, subject to certain limitations and conditions set forth in the Purchase Agreement. The shares of our common stock that may be issued under the Purchase Agreement may be sold by us to the Selling Stockholder at our discretion from time to time over a 24-month period commencing on the Commencement Date.

We generally have the right to control the timing and amount of any sales of our shares of common stock to the Selling Stockholder under the Purchase Agreement. Sales of our common stock, if any, to the Selling Stockholder under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or no additional amount of the shares of our common stock that may be available for us to sell to Selling Stockholder pursuant to the Purchase Agreement.

Because the purchase price per share to be paid by the Selling Stockholder for the shares of common stock that we may elect to sell to them under the Purchase Agreement, if any, will fluctuate based on the market prices of our common stock for each Purchase made pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of common stock that we will sell to the Selling Stockholder under the Purchase Agreement, the purchase price per share that the Selling Stockholder will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Selling Stockholder under the Purchase Agreement, if any.

Moreover, although the Purchase Agreement provides that we may sell up to an aggregate of $50,000,000 of our common stock to the Selling Stockholder, we are registering 75,000,000 shares of our common stock, which exceeds the 16,552,304 shares of our Common Stock representing the maximum number of shares we may issue and sell under the Purchase Agreement (the “Exchange Cap Limitation”), for resale under this prospectus. The Exchange Cap Limitation includes the 1,310,429 Initial Commitment Shares we have committed to issue, as well as up to 5,244,994 Additional Commitment Shares issuable upon the earlier of (i) thirty (30) days following the closing of the Company’s first public offering of common stock or common stock equivalents following the date of the Purchase Agreement and (ii) October 16, 2023. If after the Commencement Date, we elect to sell to the Selling Stockholder all of the 68,444,577 remaining shares of common stock being registered for resale under this prospectus that are available for sale by us to the Selling Stockholder in Purchases under the Purchase Agreement, depending on the market prices of our common stock for each Purchase made pursuant to the Purchase Agreement, the actual gross proceeds from the sale of the shares may be substantially less than the $50,000,000 Total Commitment available to us under the Purchase Agreement. If it becomes necessary for us to issue and sell to the Selling Stockholder under the Purchase Agreement more shares than the Exchange Cap Limitation shares being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to the Total Commitment of $50,000,000 under the Purchase Agreement, we must first (i) obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules, unless the average per share purchase price paid by the Selling Stockholder for all shares of Common Stock sold under the Purchase Agreement equals or exceeds $0.0839, in which case the Exchange Cap Limitation will not apply under applicable Nasdaq rules, and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of our common stock over the 75,000,000 shares registered in this Registration Statement that we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our common stock to the Selling Stockholder under the Purchase Agreement.

Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of common stock in addition to the 75,000,000 shares of our common stock being registered for resale by the Selling Stockholder under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for sale by the Selling Stockholder is dependent upon the number of shares of common stock, if any, we ultimately sell to the Selling Stockholder under the Purchase Agreement.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to the Selling Stockholder. If and when we do elect to sell shares of our common stock to the Selling Stockholder pursuant to the Purchase Agreement, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholder in this Offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this Offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this Offering.

We may require additional financing to sustain our operations and without it we may not be able to continue operations.

Subject to the terms and conditions of the Purchase Agreement, we may, at our discretion, direct the Selling Stockholder to purchase up to $50,000,000 of shares of our common stock under the Purchase Agreement from time-to-time over a 24-month period beginning on the Commencement Date. Although the Purchase Agreement provides that we may sell up to an aggregate of $50,000,000 of our common stock to the Selling Stockholder and we are registering 75,000,000 shares of our Common Stock, only 9,996,881 shares of our common stock is available under the Exchange Cap (representing the remaining maximum number of shares we may issue and sell under the Purchase Agreement under the Exchange Cap Limitation less 1,310,429 Initial Commitment Shares, as well as up to 5,244,994 Additional Commitment Shares issuable at the earlier of (i) the date that is thirty (30) days following the closing of the Company’s first public offering of common stock or common stock equivalents and (ii) or October 16, 2023). The purchase price per share for the shares of common stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement will fluctuate based on the market prices of our common stock for each Purchase made pursuant to the Purchase Agreement, if any. Accordingly, it is not currently possible to predict the number of shares that will be sold to the Selling Stockholder, the actual purchase price per share to be paid by the Selling Stockholder for those shares, if any, or the actual gross proceeds to be raised in connection with those sales.

Assuming a purchase price of $0.07 per share (which represents the closing price of our common stock on Nasdaq on July 31, 2023), the purchase by the Selling Stockholder of all of the remaining 9,996,881 shares available under the Exchange Cap Limitation from and after the Commencement Date would result in aggregate gross proceeds to us of approximately $699,782 which is substantially less than the $50,000,000 Total Commitment available to us under the Purchase Agreement. After deducting our fees and expenses, the aggregate net proceeds to us from all of such purchases by the Selling Stockholder would be approximately $694,782.

Accordingly, in order to receive aggregate gross proceeds equal to the $50,000,000 Total Commitment available to us under the Purchase Agreement, we would need to issue and sell to the Selling Stockholder under the Purchase Agreement more than the Exchange Cap Limitation, which would require us to first (i) obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules, unless the average per share purchase price paid by the Selling Stockholder for all shares of common stock sold under the Purchase Agreement equals or exceeds $0.0839, in which case the Exchange Cap Limitation will not apply under applicable Nasdaq rules, and (ii) may have to file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder any such additional shares of our common stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our common stock to the Selling Stockholder under the Purchase Agreement.

The extent to which we rely on the Selling Stockholder as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working and other capital from other sources. If obtaining sufficient funding from the Selling Stockholder were to prove unavailable or prohibitively dilutive, we may need to secure another source of funding in order to satisfy our working and other capital needs. Even if we were to sell to the Selling Stockholder all of the shares of common stock available for sale to the Selling Stockholder under the Purchase Agreement, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences may be a material adverse effect on our business, operating results, financial condition and prospects.

Sales of our common stock to the Selling Stockholder may cause substantial dilution to our existing stockholders, the sale of the shares of our common stock acquired by the Selling Stockholder could cause the price of our common stock to decline, and the actual number of shares we will issue under the Purchase Agreement, at any one time or in total, is uncertain.

This registration statement relates to an aggregate amount of up to $50,000,000 of shares of our common stock that we may sell to the Selling Stockholder from time to time prior to the 24-month anniversary of the Commencement Date. The number of shares ultimately offered for sale to the Selling Stockholder under this prospectus supplement is dependent upon the number of shares we elect to sell to the Selling Stockholder under the Purchase Agreement. See “Committed Equity Financing” for more information about our obligations under the Purchase Agreement.

Depending upon market liquidity at the time, sales of shares of our common stock under the Purchase Agreement may cause the trading price of our common stock to decline. After the Selling Stockholder has acquired shares under the Purchase Agreement, it may sell all, some or none of those shares. Sales to the Selling Stockholder by us pursuant to the Purchase Agreement under this prospectus supplement may result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock to the Selling Stockholder in this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our shares to the Selling Stockholder (other than the mandatory purchase notice described above that we are obligated to issue), and the Purchase Agreement may be terminated by us at any time at our discretion without penalty.

The extent to which we rely on the Selling Stockholder as a source of funding will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. The aggregate number of shares that we can sell to the Selling Stockholder under the Purchase Agreement may in no case exceed the Exchange Cap Limitation of 16,552,304 shares of our common stock (which is equal to approximately 19.99% of the common stock outstanding on July 20, 2023) unless the average per share purchase price paid by the Selling Stockholder for all shares of Common Stock sold under the Purchase Agreement equals or exceeds $0.0839 or we obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules,.

Future sales and issuances of our common stock or other securities might result in significant dilution and could cause the price of our common stock to decline.

To raise capital, we may sell common stock, convertible securities or other equity securities in one or more transactions other than those contemplated by the Purchase Agreement, at prices and in a manner we determine from time to time. We may sell shares or other securities in another offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

We cannot predict what effect, if any, sales of shares of our common stock in the public market or the availability of shares for sale will have on the market price of our common stock. However, future sales of substantial amounts of our common stock in the public market, including shares issued upon exercise of outstanding options, warrants and convertible preferred shares, or the perception that such sales may occur, could adversely affect the market price of our common stock.

Management will have broad discretion as to the use of the proceeds from the Offering, and uses may not improve our financial condition or market value.

Because we have not designated the amount of net proceeds from the Offering to be used for any particular purpose, our management will have broad discretion as to the application of such net proceeds and could use them for purposes other than those contemplated hereby. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

Risks Related to Financial Performance or General Economic Conditions

We derive a significant portion of our revenues from a small number of customers, and the loss of one or more of these customers could adversely affect our revenues, results of operations, and liquidity.

Our customer base is highly concentrated. Our industry is highly competitive and the revenue we expect from an existing customer in any market could fail to be realized if competitors who offer comparable services to our customers do so on more favorable terms or have a better relationship with a customer. Additionally, the continued consolidation of the telecommunications industry could result in the loss of a customer if, as a result of a merger or acquisition involving one or more of our customers, the surviving entity chooses to use one of our competitors for the services we currently provide.

The capital and operating expenditure budgets and seasonal spending patterns of our customers affect demand for our services.

Generally, our customers have no obligation to assign specific amounts of work to us. Customers decide to engage us to provide services based on, among other things, the amount of capital they have available and their spending priorities. Our customers’ capital budgets may change for reasons over which we have no control. These changes may occur quickly and without advance notice. Any fluctuation in the capital or operating expenditure budgets and priorities of our customers could adversely affect our revenues, results of operations, and liquidity.

Seasonality and adverse weather conditions affect demand for our services.

Our contract revenues and results of operations exhibit seasonality and are impacted by adverse weather changes as we perform a significant portion of our work outdoors. Consequently, adverse weather, which is more likely to occur with greater frequency, severity, and duration during the winter, as well as reduced daylight hours, impact our operations during the fiscal quarters ending in January and April. Additionally, extreme weather conditions such as major or extended winter storms, droughts and tornados, and natural disasters, such as floods, hurricanes, tropical storms, whether as a result of climate change or otherwise, could also impact the demand for our services, or impact our ability to perform our services.

We derive a significant portion of our revenues from multi-year master service agreements and other long-term contracts which our customers may cancel at any time or may reschedule or modify previously assigned work.

The majority of our long-term contracts are cancellable by our customers with little or no advance notice and for any, or no, reason. Our customers may also have the right to cancel or remove assigned work without canceling the contract or to reschedule or modify previously assigned work. In addition, these contracts typically include a fixed term that is subject to renewal or rebid on a periodic basis. We may be unsuccessful in securing contracts when their fixed terms expire. Our projected revenues assume that definitive work orders have been, or will be, issued by our customer, and that the work will be completed. The potential loss of work under master service agreements and other long-term contracts, or the rescheduling or modification of previously assigned work by a customer, could adversely affect our results of operations, cash flows, and liquidity, as well as any projections we provide.

Our contracts contain provisions that may require us to pay damages or incur costs if we fail to meet our contractual obligations.

If we do not meet our contractual obligations our customers may look to us to pay damages or pursue other remedies, including, in some instances, the payment of liquidated damages. Additionally, if we fail to meet our contractual obligations, or if our customer anticipates that we cannot meet our contractual obligations, our customers may, in certain circumstances, seek reimbursement from us to cover the incremental cost of having a third party complete or remediate our work. Our results of operations could be adversely affected if we are required to pay damages or incur costs as a result of a failure to meet our contractual obligations.

Generally, our customers are not contractually committed to procure specific volumes of services. Contract revenue estimates reflected in our backlog can be subject to change due to a number of factors, including contract cancellations or changes in the amount of work we expect to be performed. In addition, contract revenues reflected in our backlog may be realized in different periods from those previously anticipated due to these factors as well as project accelerations or delays due to various reasons, including, but not limited to, changes in customer spending priorities, project cancellations, regulatory interruptions, scheduling changes, commercial issues, such as permitting, engineering revisions, job site conditions and adverse weather. The amount or timing of our backlog can also be impacted by the merger or acquisition activity of our customers. Our estimates of our customers’ requirements during a future period may prove to be inaccurate. As a result, our backlog as of any particular date is an uncertain estimate of the amount of, and timing of, future revenues and earnings.

Our profitability is based on delivering services within the estimated costs established when we price our contracts.

A significant portion of our services are provided under contracts that have discrete pricing for individual tasks. Due to the fixed price nature of the tasks, our profitability could decline if our actual cost to complete each task exceeds our original estimates, as pricing under these contracts is determined based on estimated costs established when we enter into the contracts. A variety of factors could negatively impact the actual cost we incur in performing our work, such as changes made by our customers to the scope and extent of the services that we are to provide under a contract, delays resulting from weather and the COVID-19 pandemic, conditions at work sites differing materially from those anticipated at the time we bid on the contract, higher than expected costs of materials and labor, delays in obtaining necessary permits, under absorbed costs, and lower than anticipated productivity. An increase in costs due to any of these factors, or for other reasons, could adversely affect our results of operations.

Our business is labor-intensive, and we may be unable to attract, retain and ensure the productivity of qualified employees or to pass increased labor and training costs to our customers.

We are highly dependent upon our ability to employ, train, retain, and ensure the productivity of the skilled personnel needed to operate our business. Given the highly specialized work we perform, many of our employees receive training in, and possess, specialized technical skills that are necessary to operate our business and maintain productivity and profitability. We cannot be certain that we will be able to maintain and ensure the productivity of the skilled labor force necessary to operate our business. Our ability to do so depends on a number of factors, such as the general rate of employment, competition for employees possessing the skills we need, the general health and welfare of our employees and the level of compensation required to hire, train and retain qualified employees. In addition, the uncertainty of contract awards and project delays can also present difficulties in appropriately sizing our skilled labor force. Furthermore, due to the fixed price nature of the tasks in our contracts, we may be unable to pass increases in labor and training costs on to our customers. If we are unable to attract or retain qualified employees or incur additional labor and training costs, our results of operations could be adversely affected.

We may be unable to secure subcontractors to fulfill our obligations, or our subcontractors may fail to satisfy their obligations to us, either of which may adversely affect our relationships with our customers or cause us to incur additional costs.

We contract with subcontractors to manage fluctuations in work volumes and reduce the amounts that we would otherwise expend on fixed assets and working capital. If we are unable to secure qualified subcontractors who can provide adequate labor resources at a reasonable cost, we may be delayed or unable to complete our work under a contract on a timely basis. In addition, we may have disputes with these subcontractors arising from, among other things, the quality and timeliness of the work they have performed. We may incur additional costs to correct such shortfalls in the work performed by subcontractors. Any of these factors could negatively impact the quality of our service, our ability to perform under certain customer contracts, and our relationships with our customers, which could adversely affect our results of operations.

Changes in fuel prices may increase our costs, and we may not be able to pass along increased fuel costs to our customers.

Fuel prices fluctuate based on events outside of our control. Most of our services are provided under contracts that have discrete pricing for individual tasks and do not allow us to adjust our pricing for higher fuel costs during a contract term. In addition, we may be unable to secure prices that reflect rising costs when renewing or bidding contracts. To the extent we enter into hedge transactions in conjunction with our anticipated fuel purchases, declines in fuel prices below the levels established in the hedges we have in place may require us to make payments to our hedge counterparties. As a result, changes in fuel prices may adversely affect our results of operations.

Risks Related to the Operation of Our Business

Our operations involve activities that are often inherently dangerous and are performed at times in complex or sensitive environments. If our activities result in, or if it is alleged that our activities have resulted in, damage or destruction to the real or personal property of others, or in injury or death to others, we could be exposed to significant financial losses and reputational harm, as well as civil and criminal liabilities.

Our operations involve dangerous activities such as underground drilling and the use of mechanized equipment. These activities and their effects could result in, or be alleged to have resulted in, damage to the real and personal property of others, and cause personal injury or death to third parties or our employees. In many instances, our activities are performed in close proximity to other utilities which, if damaged, may result in the occurrence of catastrophic events. Additionally, we may perform our activities in environmentally sensitive locations or in locations that may be susceptible to catastrophic events, including wildfires. If our activities cause or contribute to, or are alleged to have caused or contributed to, a catastrophic event, we could be exposed to severe financial losses and reputational harm. We procure insurance coverage to cover many of these risks; however, there can be no assurance that these coverages will continue to be available to us on commercially reasonable terms, or at all, or that they are adequate in scope or amount to address financial losses from these risks. As a result, we could incur significant costs to defend any such allegations, defend and indemnify our customers, repair and replace assets, or to compensate third parties; reputational harm could result in the loss of future revenue-generating opportunities; or we may be subject to civil and, in certain situations, criminal liabilities.

Risks Related to Laws and Regulations

Our failure to comply with occupational health and workplace safety requirements could result in significant liabilities or enforcement actions and adversely impact our ability to perform services for our customers.

Our operations are subject to strict laws and regulations governing workplace safety. Our workers frequently operate heavy machinery, work on and in the vicinity of electrical and gas lines, perform their work at heights, and engage in other potentially dangerous activities which could subject them and others to injury or death. If, in the course of our operations, it is determined we have violated safety regulations, our operations may be disrupted and we may be subject to penalties, fines or, in extreme cases, criminal sanctions. In addition, if our safety performance were to deteriorate, customers could decide to cancel our contracts or not award us future business. These factors could adversely affect our results of operations and financial position.

Our failure to comply with environmental laws could result in significant liabilities.

A significant portion of the work we perform is associated with the underground networks of our customers and we often operate in close proximity to pipelines, sewer lines, or underground storage tanks that may contain hazardous substances. We could be subject to liabilities in the event that we fail to comply with environmental laws or regulations or if we cause or are responsible for the release of hazardous substances or other environmental damages. These liabilities could result in significant costs including remediation costs, fines, third-party claims for property damage, or personal injury, and, in extreme cases, criminal sanctions. These costs, as well as any direct impact to ongoing operations, could adversely affect our results of operations and cash flows. In addition, new laws and regulations, altered enforcement of existing laws and regulations, the discovery of previously unknown contamination or leaks, or the imposition of new remediation requirements could require us to incur significant costs or create new or increased liabilities that could adversely affect our results of operations and financial position.

Risks Related to Our Ability to Grow Our Business

We may not have access in the future to sufficient capital on favorable terms or at all. We may require additional capital to pursue acquisitions, fund capital expenditures, for working capital needs, or to respond to changing business conditions.

Our existing debt agreements include restrictions on our ability to incur additional debt at certain levels. In addition, if we seek to incur more debt, we may be required to agree to additional covenants that further limit our operational and financial flexibility. If we pursue additional debt or equity financings, we cannot be certain that such funding will be available on terms acceptable to us, or at all. Our inability to access additional capital could adversely affect our liquidity and may limit our growth and ability to execute our business strategy.

The specialty contracting services industry in which we operate is highly competitive.

We compete with other specialty contractors, including numerous local and regional providers, as well as several large corporations that may have financial, technical, and marketing resources exceeding ours. Relatively few barriers to entry exist in the markets in which we operate. Any organization may become a competitor if it has adequate financial resources and access to technical expertise, the ability to engage subcontractors, and the necessary equipment and materials. Additionally, our competitors may develop expertise, experience, and resources to provide services that are equal or superior to our services in price, quality, or availability, and we may be unable to maintain or enhance our competitive position. Furthermore, our customers generally require competitive bidding of our contracts upon the expiration of their terms. If competitors underbid us to procure business, we could be required to lower the prices we charge in order to retain contracts. Our revenues and results of operations could be adversely affected if our customers shift a significant portion of our work to a competitor, if we are unsuccessful in bidding or retaining projects, or if our ability to win projects requires us to provide our services at reduced margins.

We face competition from the in-house service organizations of our customers.

We face competition from the in-house service organizations of our customers whose personnel perform the services that we provide. We can offer no assurance that our existing or prospective customers will continue to outsource specialty contracting services in the future. Our revenues and results of operations could be adversely affected if our existing or prospective customers reduce the specialty contracting services that are outsourced to us.

COMMITTED EQUITY FINANCING

General

On July 20, 2023, we entered into the Purchase Agreement and the Registration Rights Agreement with Keystone Capital Partners. Pursuant to the Purchase Agreement, we have the right to sell to the Selling Stockholder up to a Total Commitment of $50,000,000 in shares of our Common Stock, subject to certain limitations and conditions set forth in the Purchase Agreement. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act the resale by the Selling Stockholder of shares of common stock that we have issued and may issue to Selling Stockholder under the Purchase Agreement.

We do not have further right to commence any sales of our common stock to the Selling Stockholder under the Purchase Agreement until the Commencement, which is the time when all of the conditions to our right to commence sales of our common stock to the Selling Stockholder set forth in the Purchase Agreement have been satisfied, including that the registration statement that includes this prospectus is declared effective by the SEC and the final form of this prospectus is filed with the SEC. From and after the Commencement, we will control the timing and amount of any sales of our common stock to the Selling Stockholder. Actual sales of shares of our common stock to the Selling Stockholder under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of the common stock and determinations by us as to the appropriate sources of funding for our company and our operations.

The purchase price per share of the shares of common stock that we elect to sell to the Selling Stockholder pursuant to a Purchase under the Purchase Agreement will be equal to ninety-seven percent (97.0%) of the lower of (i) the lowest intraday sale price of the common stock on the Company’s current trading market on the applicable purchase date and (ii) the arithmetic average of the three (3) lowest closing sale prices during the ten (10) trading days immediately preceding the applicable purchase date. There is no upper limit on the price per share that the Selling Stockholder could be obligated to pay for the common stock under the Purchase Agreement.

Under the applicable Nasdaq rules, in no event may we issue to Selling Stockholder under the Purchase Agreement more than the Exchange Cap of 16,552,304 shares of our common stock (including the Commitment Shares), unless we obtain stockholder approval to do so, or unless sales of common stock are made at a price equal to or greater than $0.0839 per share, such that the Exchange Cap limitation would not apply under applicable Nasdaq rules. In any event, the Purchase Agreement specifically provides that we may not issue or sell any shares of our common stock under the Purchase Agreement if such issuance or sale would breach any applicable Nasdaq rules.

The Purchase Agreement also prohibits us from directing the Selling Stockholder to purchase any shares of our common stock if those shares, when aggregated with all other shares of our Common Stock then beneficially owned by the Selling Stockholder (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder), including the Commitment Shares, would result in the Selling Stockholder beneficially owning more than the Beneficial Ownership Cap of 4.99% of the outstanding Common Stock.

Because the purchase price per share to be paid by the Selling Stockholder for the shares of common stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our common stock, as of the date of this prospectus it is not possible for us to predict the number of shares of common stock that we will sell to the Selling Stockholder under the Purchase Agreement, the actual purchase price per share to be paid by the Selling Stockholder for those shares, or the actual gross proceeds to be raised by us from those sales, if any. As of July 31, 2023, there were 90,140,936 shares of our common stock outstanding, of which 88,911,488 shares were held by non-affiliates, which include the 1,310,429 Initial Commitment Shares we have committed to issue to the Selling Stockholder upon effectiveness of the registration statement that includes this prospectus, but excludes 5,244,994 shares of our common stock reserved for additional commitment fees and the 68,444,577 remaining shares of the 75,000,000 shares of common stock registered we may, in our sole discretion, sell to the Selling Stockholder from time to time from and after the Commencement Date pursuant to the Purchase Agreement. If all of the shares offered for resale by the Selling Stockholder under this prospectus were issued and outstanding as of July 31, 2023, such shares would represent approximately 45.4% of the total number of shares of our common stock outstanding and approximately 45.8% of the total number of outstanding shares held by non-affiliates, in each case as of July 31, 2023.

The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which the Company sells shares of common stock to the Selling Stockholder. To the extent the Company sells shares under the Purchase Agreement, the Company currently plans to use any proceeds therefrom for costs of this transaction, for working capital, strategic and other general corporate purposes.

The issuance of our common stock to the Selling Stockholder pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our common stock that our existing stockholders own will not decrease, the shares of our common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our common stock after any such issuance.

As consideration for the Selling Stockholder’s irrevocable commitment to purchase shares of common stock upon the terms of and subject to satisfaction of the conditions set forth in the Purchase Agreement, concurrently with the execution and delivery of the Purchase Agreement, the Company agreed to issue to the Selling Stockholder 1,310,429 shares of common stock upon effectiveness of the registration statement that includes this prospectus (the “Initial Commitment Shares”). In addition, as consideration for the Selling Stockholder’s irrevocable commitment to purchase shares of common stock upon the terms of and subject to satisfaction of the conditions set forth in the Purchase Agreement, the Company agreed to issue up to a maximum of 5,244,994 shares of our common stock at the earlier of (i) the date that is thirty (30) days following the closing of the Company’s first public offering of common stock or common stock equivalents and (ii) October 16, 2023. The Company has also agreed to reimburse the Selling Stockholder for the fees and expenses of its counsel, up to a maximum of $5,000.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Neither the Company nor the Selling Stockholder may assign or transfer its rights and obligations under the Purchase Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by the parties.

Purchase of Shares by Keystone Capital Partners, LLC

Upon the terms and subject to the conditions set forth in the Purchase Agreement, we will have the right, but not the obligation, from time to time at our sole discretion over the 24-month period from and after the Commencement Date, to direct the Selling Stockholder to purchase up to a maximum amount of shares of common stock based on a percentage of total volume on the purchase at the applicable purchase price per share to be calculated on the trading day the Selling Stockholder receives purchase notice from the Company (the “Purchase Date”) in accordance with the Purchase Agreement (each, a “Purchase).

The maximum number of shares of common stock that the Selling Stockholder is required to purchase in any single Purchase under the Purchase Agreement (the “Purchase Maximum Amount”) is equal to:

●	if the notice for Purchase is received by 8:30 a.m. Eastern Time, the lower of: (i) an amount equal to forty percent (40%) of the daily value traded of the Company’s common stock on the trading market on the ten (10) trading days immediately preceding a notice for Purchase, or (ii) $20.0 million; or

●	if the notice for Purchase is received after 8:30 a.m. Eastern Time but prior to 10:30 a.m. Eastern Time, the lower of: (i) an amount equal to thirty percent (30%) of the daily value traded of the Company’s common stock on the trading market on the ten (10) trading days immediately preceding a notice for Purchase, or (ii) $15.0 million; or

●	if the notice for Purchase is received after 10:30 a.m. Eastern Time but prior to 12:30 p.m. Eastern Time, the lower of: (i) an amount equal to twenty percent (20%) of the daily value traded of the Company’s common stock on the trading market on the ten (10) trading days immediately preceding a notice for Purchase, or (ii) $10.0 million; or

The purchase price per share of the shares of common stock that we elect to sell to the Selling Stockholder pursuant to a Purchase under the Purchase Agreement will be equal to ninety-seven percent (97.0%) of the lower of (i) the lowest intraday sale price of the common stock on the Company’s current trading market on the applicable purchase date and (ii) the arithmetic average of the three (3) lowest closing sale prices during the ten (10) trading days immediately preceding the applicable purchase date. There is no upper limit on the price per share that the Selling Stockholder could be obligated to pay for the common stock under the Purchase Agreement.

The Purchase Price to be paid by Keystone Capital Partners, LLC in a Purchase will be equitably adjusted as set forth in the Purchase Agreement for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.

The payment for shares in respect of each Purchase under the Purchase Agreement will be settled on the third (3rd) trading day immediately following the delivery of the shares to the Selling Stockholder, which shall occur on the trading day immediately following the applicable Purchase Date.

Conditions Precedent to Commencement and For Delivery of Purchase Notices

Our right to deliver Purchase notices to the Selling Stockholder under the Purchase Agreement, and the Selling Stockholder’s obligation to Purchase notices delivered by us under the Purchase Agreement, are subject to (i) the initial satisfaction, at the Commencement, and (ii) the satisfaction of the conditions precedent thereto set forth in the Purchase Agreement, all of which are entirely outside of the Selling Stockholder’s control, which conditions including the following:

●	the accuracy in all material respects of the representations and warranties of the Company included in the Purchase Agreement;

●	the Company having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by the Company;

●	the registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include shares of common stock that may be issued and sold by the Company to the Selling Stockholder under the Purchase Agreement) having been declared effective under the Securities Act by the SEC, and the Selling Stockholder being able to utilize this prospectus (and the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement) to resell all of the shares of common stock included in this prospectus (and included in any such additional prospectuses);

●	the SEC shall not have issued any stop order suspending the effectiveness of the registration statement that includes this prospectus (or any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by the Company to the Selling Stockholder under the Purchase Agreement) or prohibiting or suspending the use of this prospectus (or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement), and the absence of any suspension of qualification or exemption from qualification of the Common Stock for offering or sale in any jurisdiction;

●	there shall not have occurred any event and there shall not exist any condition or state of facts, which makes any statement of a material fact made in the registration statement that includes this prospectus (or in any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by the Company to the Selling Stockholder under the Purchase Agreement) untrue or which requires the making of any additions to or changes to the statements contained therein in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of this prospectus or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement, in light of the circumstances under which they were made) not misleading;

●	this prospectus, in final form, shall have been filed with the SEC under the Securities Act prior to Commencement, and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall have been filed with the SEC;

●	trading in the common stock shall not have been suspended by the SEC or the Nasdaq, the Company shall not have received any final and non-appealable notice that the listing or quotation of the common stock on the Nasdaq shall be terminated on a date certain (unless, prior to such date, the common stock is listed or quoted on any other Eligible Market, as such term is defined in the Purchase Agreement), and there shall be no suspension of, or restriction on, accepting additional deposits of the Common Stock, electronic trading or book-entry services by DTC with respect to the Common Stock;

●	the Company shall have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement and the Registration Rights Agreement;

●	the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits the consummation of or that would materially modify or delay any of the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement;

●	the absence of any action, suit or proceeding before any arbitrator or any court or governmental authority seeking to restrain, prevent or change the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement, or seeking material damages in connection with such transactions;

●	all of the shares of common stock that may be issued pursuant to the Purchase Agreement shall have been approved for listing or quotation on Nasdaq (or if the common stock is not then listed on Nasdaq, on any Eligible Market), subject only to notice of issuance;

●	no condition, occurrence, state of facts or event constituting a material adverse effect shall have occurred and be continuing;

●	the absence of any bankruptcy proceeding against the Company commenced by a third party, and the Company shall not have commenced a voluntary bankruptcy proceeding, consented to the entry of an order for relief against it in an involuntary bankruptcy case, consented to the appointment of a custodian of the Company or for all or substantially all of its property in any bankruptcy proceeding, or made a general assignment for the benefit of its creditors; and

●	the receipt by the Selling Stockholder of the opinions, bring-down opinions and negative assurances from outside counsel to the Company in the forms mutually agreed to by the Company and the Selling Stockholder prior to the date of the Purchase Agreement.

Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

●	the first day of the month next following the 24-month anniversary of the effectiveness of the registration statement that includes this prospectus;

●	the date on which the Selling Stockholder shall have purchased shares of common stock under the Purchase Agreement for an aggregate gross purchase price equal to its $50,000,000 Total Commitment under the Purchase Agreement;

●	the date on which the Common Stock shall have failed to be listed or quoted on The Nasdaq Capital Market or any other Eligible Market; and

●	the date on which the Company commences a voluntary bankruptcy case or any third party commences a bankruptcy proceeding against the Company, a custodian is appointed for the Company in a bankruptcy proceeding for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors.

We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon ten (10) trading days’ prior written notice to the Selling Stockholder. We and the Selling Stockholder may also terminate the Purchase Agreement at any time by mutual written consent.

The Selling Stockholder also has the right to terminate the Purchase Agreement upon ten (10) trading days’ prior written notice to us, but only upon the occurrence of certain events, including:

●	the occurrence of a Material Adverse Effect (as defined in the Purchase Agreement);

●	the occurrence of a Fundamental Transaction (as defined in the Purchase Agreement) involving the Company;

●	our failure to file with the SEC, or the SEC’s failure to declare effective, the registration statement that includes this prospectus or any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement, within the time periods set forth in the Registration Rights Agreement;

●	the effectiveness of the registration statement that includes this prospectus or any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement lapses for any reason (including the issuance of a stop order by the SEC), or this prospectus or the prospectus included in any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement otherwise becomes unavailable to the Selling Stockholder for the resale of all of the shares of common stock included therein, and such lapse or unavailability continues for a period of twenty (20) consecutive trading days or for more than an aggregate of 60 trading days in any 365-day period, other than due to acts of Keystone Capital Partners, LLC;

●	trading in the common stock on The Nasdaq Capital Market (or if the common stock is then listed on an Eligible Market, trading in the Common Stock on such Eligible Market) has been suspended for a period of three consecutive trading days.

No termination of the Purchase Agreement by us or by the Selling Stockholder will become effective prior to the first trading day immediately following the applicable settlement date related to any pending Purchase that has not been fully settled in accordance with the terms and conditions of the Purchase Agreement, and will not affect any of our respective rights and obligations under the Purchase Agreement with respect to any pending Purchase (as applicable), and both we and the Selling Stockholder have agreed to complete our respective obligations with respect to any such pending Purchase under the Purchase Agreement. Furthermore, no termination of the Purchase Agreement will affect the Registration Rights Agreement, which will survive any termination of the Purchase Agreement.

No Short-Selling or Hedging by Keystone Capital Partners, LLC

The Selling Stockholder has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Prohibition on Variable Rate Transactions

Subject to specified exceptions included in the Purchase Agreement, we are limited in our ability to enter into specified variable rate transactions during the term of the Purchase Agreement. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our Common Stock after the date of issuance.

Effect of Performance of the Purchase Agreement on our Stockholders

All shares of common stock that have been or may be issued or sold by us to the Selling Stockholder under the Purchase Agreement that are being registered under the Securities Act for resale by the Selling Stockholder in this offering are expected to be freely tradable. The shares of common stock being registered for resale in this offering (excluding the Initial Commitment Shares and the Additional Commitment Shares) may be issued and sold by us to the Selling Stockholder from time to time at our discretion over a period of up to 24 months commencing on the Commencement Date. The resale by the Selling Stockholder of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock, if any, by the Selling Stockholder under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or none of the shares of our common stock that may be available for us to sell to the Selling Stockholder pursuant to the Purchase Agreement.

If and when we do elect to sell shares of our common stock to the Selling Stockholder pursuant to the Purchase Agreement, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholder in this Offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this Offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this Offering. In addition, if we sell a substantial number of shares to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Although the Purchase Agreement provides that we may sell up to an aggregate of $50,000,000 of our common stock to the Selling Stockholder, we are registering 75,000,000 shares of our common stock, which exceeds the 16,552,304 shares of our common stock representing the maximum number of shares we may issue and sell under the Purchase Agreement under the Exchange Cap Limitation, for resale under this prospectus. The Exchange Cap Limitation includes the 1,310,429 Initial Commitment Shares we have committed to issue upon effectiveness of the registration statement that includes this prospectus, as well as up to 5,244,994 Additional Commitment Shares issuable at the earlier of the date that (i) is thirty (30) days following the closing of the Company’s first public offering of common stock or common stock equivalents and (ii) October 16, 2023. If after the Commencement Date we elect to sell to the Selling Stockholder all of the 68,444,577 remaining shares of common stock being registered for resale under this prospectus that are available for sale by us to the Selling Stockholder in Purchases under the Purchase Agreement, depending on the market prices of our common stock, the actual gross proceeds from the sale of the shares may be substantially less than the $50,000,000 Total Commitment available to us under the Purchase Agreement. If it becomes necessary for us to issue and sell to the Selling Stockholder under the Purchase Agreement more shares than being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to the Total Commitment of $50,000,000 under the Purchase Agreement, we must first (i) obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules, and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of our Common Stock over the 75,000,000 shares registered in this Registration Statement that we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Common Stock to the Selling Stockholder under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of common stock in addition to the 75,000,000 shares of our common stock being registered for resale by the Selling Stockholder under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for sale by the Selling Stockholder is dependent upon the number of shares of common stock, if any, we ultimately sell to the Selling Stockholder under the Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from the Selling Stockholder from our sale of shares of common stock to the Selling Stockholder under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Registered Shares to be Issued if Full Purchase (1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to the Selling Stockholder (2)	Gross Proceeds from the Sale of Shares to the Selling Stockholder Under the Purchase Agreement(3)
$0.0500		16,552,304	15.5%	$499,844
$0.0700	(4)	16,552,304	15.5%	$699,782
$0.0839	(5)	75,000,000	45.4%	$5,742,500
$0.1000		75,000,000	45.4%	$6,844,458
$0.2500		75,000,000	45.4%	$17,111,144
$0.5000		75,000,000	45.4%	$34,222,288
$0.7500		66,666,667	42.5%	$50,000,000	(6)

(1)	Although the Purchase Agreement provides that we may sell up to $50,000,000 of our Common Stock to the stockholder, we are only registering 75,000,000 shares under this prospectus, which may or may not cover all of the shares we ultimately sell to the stockholder under the Purchase Agreement. We will not issue more than an aggregate of 16,552,304 (equal to the Exchange Cap) shares of our common stock unless we obtain stockholder approval to do so, or unless sales of common stock are made at a price equal to or greater than $0.0839 per share, such that the Exchange Cap limitation would not apply under applicable Nasdaq rules. The number of registered shares to be issued as set forth in this column gives effect to (i) the Exchange Cap, (ii) the Beneficial Ownership Cap, and (iii) the Total Commitment amount of $50,000,000.

(2)	The denominator is based on 90,140,936 shares outstanding as of July 31, 2023 adjusted to include the issuance of the number of shares set forth in the adjacent column that we would have sold to the Selling Stockholder in future sales, assuming the average purchase price in the first column for all shares issued. The numerator is based on the number of shares issuable pursuant to future sales under the Purchase Agreement (that are the subject of this Offering) at the corresponding assumed average purchase price set forth in the first column.

(3)	Excludes Commitment Shares issued to Selling Stockholder for which no proceeds are received by the Company.
(4)	The closing sale price of our Common Stock on July 31, 2023.

(5)	The Minimum Price as set forth in the Purchase Agreement.

(6)	The number of registered shares to be issued are limited by the Total Commitment of $50,000,000 in shares of our Common Stock.

USE OF PROCEEDS

This prospectus relates to shares of common stock that may be offered and sold from time to time by the Selling Stockholder. We will not receive any proceeds from the resale of shares of common Stock by the Selling Stockholder.

We may receive up to $50 million in gross proceeds pursuant to the Purchase Agreement. See “Plan of Distribution” elsewhere in this prospectus for more information.

We intend to use any proceeds from the Selling Stockholder that we receive under the Purchase Agreement for working capital, strategic and general corporate purposes. We cannot specify with certainty all of the particular uses for the net proceeds that we will have from the sale of our shares pursuant to the Purchase Agreement. Therefore, our management will have broad discretion to determine the specific use for the net proceeds and we may use the proceeds for purposes that are not contemplated at the time of this Offering.

We will incur all costs associated with this prospectus and the registration statement of which it is a part.

SECURITIES

Our authorized capital stock consists of 800,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share, including 300 shares of Series A Preferred Stock, 1,500 shares of Series B Preferred stock, 600,000 shares of Series C Preferred Stock, 7,000 shares of Series D Preferred Stock, 77,000 shares of Series E Preferred Stock, 9,073 shares of Series F Preferred Stock, 9,052 shares of Series F-1 Preferred Stock, and 9,052 of Series F-2 Preferred Stock. As of July 31, 2023, 90,140,936 shares of common stock were issued and outstanding, 251 shares of Series A Preferred Stock were issued and outstanding, 1,443 shares of Series B Preferred Stock were issued and outstanding, 500,756 shares of Series C Preferred Stock were issued and outstanding, 0 shares of Series D Preferred Stock were issued and outstanding, 5,000 shares of Series E Preferred Stock were issued and outstanding, 5,251 shares of Series F Preferred Stock were issued and outstanding, 1,530 shares of Series F-1 Preferred Stock were issued and outstanding, and 1,153 shares of Series F-2 Preferred Stock were issued and outstanding.

Common Stock

Voting, Dividend and Other Rights. Each outstanding share of common stock entitles the holder to one vote on all matters presented to the shareholders for a vote. Holders of shares of common stock have no cumulative voting, preemptive, subscription or conversion rights. All shares of common stock to be issued pursuant to this registration statement will be duly authorized, fully paid and non-assessable. Our Board of Directors determines if and when distributions may be paid out of legally available funds to the holders. To date, we have not declared any dividends with respect to our common stock. Our declaration of any cash dividends in the future will depend on our Board of Directors’ determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. We do not anticipate paying cash dividends on the common stock in the foreseeable future.

Rights Upon Liquidation. Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

Majority Voting. The holders of a majority of the outstanding shares of common stock constitute a quorum at any meeting of the shareholders. A plurality of the votes cast at a meeting of shareholders elects our directors. The common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholder actions other than the election of directors. Most amendments to our certificate of incorporation require the vote of the holders of a majority of all outstanding voting shares.

Preferred Stock

Authority of Board of Directors to Create Series and Fix Rights. Under our certificate of incorporation, as amended, our Board of Directors can issue up to 50,000,000 shares of preferred stock from time to time in one or more series. The Board of Directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law. Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, our Board of Directors has the authority to issue these shares of preferred stock without shareholder approval.

Series A Preferred Stock and Series B Preferred Stock

On January 22, 2021, we filed Amended and Restated Certificates of Designation, Preferences and Rights to create our Series A Preferred Stock and Series B Preferred Stock (collectively, “Preferred Stock”). The preferences, rights and terms of the Series A Preferred Stock and Series B Preferred Stock are identical except for the conversion price associated with each.

Voluntary Conversion. The Preferred Stock is convertible at any time at the option of the holder thereof, into that number of shares of common stock determined by dividing the Stated Value of such Preferred Stock (which is $1,000) by the conversion price. The current conversion price is $1.3329 for the Series A Preferred Stock and $0.7149 for the Series B Preferred Stock. The conversion price shall be adjusted in the event that we (i) pay a stock dividend or otherwise make a distribution or distributions payable in shares of our common stock, (ii) subdivide outstanding shares of our common stock into a larger number of shares, (iii) combine (including by way of a reverse stock split) outstanding shares of our common stock into a small number of shares, or (iv) issue, in the event of a reclassification of shares of our common stock, any shares of our capital stock.

Mandatory Conversion. If (i) the closing price of our common stock exceeds 300% of the then-current conversion price for five consecutive trading days, (ii) the daily average trading volume during thirty consecutive trading days was in excess of $100,000 per trading day, (iii) our common stock is DWAC eligible and not subject to a “DTC chill” and (iv) the shares of our common stock are freely tradeable pursuant to Rule 144 of the Securities Act, we have the right to require the holders of Preferred Stock to convert all remaining shares of Preferred Stock into shares of common stock.

Voting, Dividend and Other Rights. Holders of Preferred Stock shall have no voting rights. Each outstanding share of Preferred Stock entitles the holder, from and after the second anniversary of the issuance date thereof, to quarterly dividends at an annual rate of 8% of the Stated Value per share of Preferred Stock (subject to adjustment), payable in either cash or shares of common stock at our discretion.

Rights Upon Liquidation. In the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of Preferred Stock shall be entitled to receive out of our assets an amount equal to the Stated Value for each share of Preferred Stock before any distribution or payment shall be made to the holders of our common stock. Thereafter, the holders of Preferred Stock shall be entitled to receive the same amount that a holder of our common stock is entitled to receive if the shares of Preferred Stock were fully converted into shares of our common stock, which amounts are to be paid pari passu with holders of our common stock, Series C Preferred Stock and Series D Preferred Stock.

Series C Preferred Stock

On March 31, 2021, we filed Certificate of Designation, Preferences and Rights to create our Series C Preferred Stock (“Series C Preferred Stock”). The preferences, rights and terms of the Series C Preferred Stock are as follows.

Voluntary Conversion. The Series C Preferred Stock is convertible at any time at the option of the holder thereof, into that number of shares of common stock determined by dividing the Stated Value of such Series C Preferred Stock (which is $1.00) by the conversion price. The conversion price is $0.893 for the Series C Preferred Stock. The conversion price shall be adjusted in the event that we (i) pay a stock dividend or otherwise make a distribution or distributions payable in shares of our common stock, (ii) subdivide outstanding shares of our common stock into a larger number of shares, (iii) combine (including by way of a reverse stock split) outstanding shares of our common stock into a small number of shares, or (iv) issue, in the event of a reclassification of shares of our common stock, any shares of our capital stock.

Mandatory Conversion. If (i) the closing price of our common stock exceeds 300% of the then-current conversion price for five consecutive trading days, (ii) the daily average trading volume during thirty consecutive trading days was in excess of $100,000 per trading day, (iii) our common stock is DWAC eligible and not subject to a “DTC chill” and (iv) the shares of our common stock are freely tradeable pursuant to Rule 144 of the Securities Act, we have the right to require the holders of Series C Preferred Stock to convert all remaining shares of Series C Preferred Stock into shares of common stock.

Voting, Dividend and Other Rights. Holders of Series C Preferred Stock shall have no voting rights. Each outstanding share of Series C Preferred Stock entitles the holder, from and after the second anniversary of the issuance date thereof, to quarterly dividends at an annual rate of 8% of the Stated Value per share of Series C Preferred Stock (subject to adjustment), payable in either cash or shares of common stock at our discretion.

Rights Upon Liquidation. In the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of Series C Preferred Stock shall be entitled to receive out of our assets an amount equal to the Stated Value for each share of Series C Preferred Stock before any distribution or payment shall be made to the holders of our common stock. Thereafter, the holders of Series C Preferred Stock shall be entitled to receive the same amount that a holder of our common stock is entitled to receive if the shares of Series C Preferred Stock were fully converted into shares of our common stock, which amounts are to be paid pari passu with holders of our common stock, Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock.

Series D Preferred Stock

On July 8, 2022, we filed the Certificate of Designations, Preferences and Rights (the “Series D Certificate of Designations”) to create our Series D Preferred Stock (“Series D Preferred Stock”). On February 1, 2023, we filed Amendment No. 1 to the Series D Certificate of Designations. The preferences, rights and terms of the Series D Preferred Stock, as amended, are as follows.

Voluntary Conversion. The Series D Preferred Stock is convertible at any time at the option of the holder thereof, into that number of shares of common stock determined by dividing the Stated Value of such Series D Preferred Stock (which is $1,000) by the conversion price. The conversion price is $0.50 for the Series D Preferred Stock. The conversion price shall be adjusted in the event that we (i) pay a stock dividend or otherwise make a distribution or distributions payable in shares of our common stock, (ii) subdivide outstanding shares of our common stock into a larger number of shares, (iii) combine (including by way of a reverse stock split) outstanding shares of our common stock into a small number of shares, or (iv) issue, in the event of a reclassification of shares of our common stock, any shares of our capital stock.

Voting, Dividend and Other Rights. Holders of Series D Preferred Stock shall have no voting rights. Each outstanding share of Series D Preferred Stock entitles the holder to cumulative dividends at an annual rate of 12% of the Stated Value per share of Series D Preferred Stock (subject to adjustment), payable in shares of common stock at our discretion.

Rights Upon Liquidation. In the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of Series D Preferred Stock shall be entitled to receive out of our assets an amount equal to the Stated Value for each share of Series D Preferred Stock before any distribution or payment shall be made to the holders of our common stock. Thereafter, the holders of Series D Preferred Stock shall be entitled to receive the same amount that a holder of our common stock is entitled to receive if the shares of Series D Preferred Stock were fully converted into shares of our common stock, which amounts are to be paid pari passu with holders of our common stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

Series E Preferred Stock

On February 1, 2023, we filed the Certificate of Designations, Preferences and Rights to create our Series E Preferred Stock. The preferences, rights and terms of the Series E Preferred Stock are as follows.

Voluntary Conversion. Each share of Series E Preferred Stock is convertible at any time at the option of the holder thereof into 1,000 shares of common stock, subject to adjustment for stock splits, stock combinations and the like.

Voting, Dividend and Other Rights. Holders of Series E Preferred Stock shall have no voting rights. Each outstanding share of Series E Preferred Stock entitles the holder to receive dividends on an as converted basis together with holders of common stock.

Rights Upon Liquidation. In the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of Series E Preferred Stock shall be entitled to receive out of our assets the same amount that a holder of common stock would receive if the Series E Preferred Stock were fully converted (disregarding any conversion limitations), which amounts are to be paid pari passu with holders of our common stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

Series F Preferred Stock

On June 5, 2023, we filed a Certificate of Designations, Preferences and Rights of the Series F Preferred Stock with the Secretary of State of the State of Delaware (the “Series F COD”). The preferences, rights and terms of the Series F Preferred Stock are as follows.

Designation, Amount, and Par Value. The number of shares of Series F Preferred Stock designated is 9,073. The shares of Series F Preferred Stock have a par value of $0.0001 per share and a stated value of $1,000 per share.

Conversion Price. The Series F Preferred Stock will be convertible into shares of common stock at an initial conversion price of $0.1478 (subject to adjustment pursuant to the Certificate of Designation) (the “Conversion Price”).

Dividends. The Series F Preferred Stock will accrue dividends at a rate of 10% per annum (the “Series F Dividend Rate”) payable on the first calendar day of each month in shares of common stock, cash, or a combination of the two, at the Company’s option. If any shares of Series F Preferred Stock remain outstanding on the eighteen (18) month anniversary of the Initial Issuance Date (as defined in the Series F COD), the Series F Dividend Rate will increase by thirty percent (30%) on the first calendar day of each quarter until no shares of Series F Preferred Stock remain outstanding.

Liquidation. In the event of a Liquidation Event (as defined in the Series F COD), the holders the Series F Preferred Stock shall be entitled to receive in cash out of the assets of the Company, before any amount shall be paid to the holders of any other shares of capital stock of the Company, equal to the sum of (i) the Black Scholes Value (as defined in the Series F Warrants) with respect to the outstanding portion of all warrants held by such holder of Series F Preferred Stock (without regard to any limitations on the exercise thereof) as of the date of such event and (ii) the greater of (A) 125% of the Series F Conversion Amount (as defined below) on the date of such payment and (B) the amount per share such holder of Series F Preferred Stock would receive if they converted such share of Series F Preferred Stock into common stock immediately prior to the date of such payment

Company Redemption. The Company may redeem all, or any portion, of the Series F Preferred Stock for cash, at a price per share of Series F Preferred Stock equal to the greater of (i) the sum of the stated value plus any declared and unpaid dividends on such share of Series F Preferred Stock (the “Series F Conversion Amount”), and (ii) solely if an Equity Conditions Failure (as defined in the Series F COD) exists, the product of (1) the Series F Conversion Amount divided by the Series F Conversion Price with respect to the amount being redeemed by the Company multiplied by (2) the greatest Closing Sale Price (as defined in the Series F COD) of the common stock on any trading day during the period commencing on the date immediately preceding the notice given by the Company of such redemption and ending on the trading day immediately prior to the date the Company makes the entire payment required to be made for such redemption.

Maximum Percentage. Holders of Series F Preferred Stock are prohibited from converting shares of Series F Preferred Stock into shares of common stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage (to be initially set at 4.99% and thereafter adjusted by the holder to a number between 4.99% and 9.99%) (the “Series F Maximum Percentage”) of the total number of shares of common stock issued and outstanding immediately after giving effect to such conversion.

Voting Rights. The holders of Series F Preferred Stock shall have the right to vote with the holders of shares of common stock, voting together as one class, with a number of votes per share of Series F Preferred Stock as is equal to the number of shares of common stock into which it is the Series F Preferred Stock is then convertible (subject to the Series F Maximum Percentage) on all matters in which the holders of Series F Preferred Stock are permitted to vote with the class of shares of common stock pursuant to applicable law. Holders of Series F Preferred Stock are also entitled to vote as a class as expressly provided in the Series F COD and where required pursuant to applicable law.

Series F-1 Preferred Stock

On June 13, 2023, we filed a Certificate of Designations, Preferences and Rights of the Series F-1 Preferred Stock with the Secretary of State of the State of Delaware (the “Series F-1 COD”). The preferences, rights and terms of the Series F-1 Preferred Stock are as follows.

Designation, Amount, and Par Value. The number of shares of Series F-1 Preferred Stock designated is 9,052. The shares of Series F-1 Preferred Stock have a par value of $0.0001 per share and a stated value of $1,000 per share.

Conversion Price. The Series F-1 Preferred Stock will be convertible into shares of common stock at an initial conversion price of $0.1499 (subject to adjustment pursuant to the Series F-1 COD) (the “F-1 Conversion Price”).

Dividends. The Series F-1 Preferred Stock will accrue dividends at a rate of 10% per annum (the “F-1 Dividend Rate”) payable on the first calendar day of each month in shares of common stock, cash, or a combination of the two, at our option. If any shares of Series F-1 Preferred Stock remain outstanding on the eighteen (18) month anniversary of the Initial Issuance Date (as defined in the Series F-1 COD), the F-1 Dividend Rate will increase by thirty percent (30%) on the first calendar day of each quarter until no shares of Series F-1 Preferred Stock remain outstanding.

Liquidation. In the event of a Liquidation Event (as defined in the Series F-1 COD), the holders the Series F-1 Preferred Stock shall be entitled to receive in cash out of the assets of the Company, before any amount shall be paid to the holders of any other shares of capital stock of the Company, equal to the sum of (i) the Black Scholes Value (as defined in the Series F-1 Warrants) with respect to the outstanding portion of all Series F-1 Warrants held by such holder of Series F-1 Preferred Stock (without regard to any limitations on the exercise thereof) as of the date of such event and (ii) the greater of (A) 125% of the F-1 Conversion Amount (as defined below) on the date of such payment and (B) the amount per share such holder of Series F-1 Preferred Stock would receive if they converted such share of Series F-1 Preferred Stock into common stock immediately prior to the date of such payment

Company Redemption. The Company may redeem all, or any portion, of the Series F-1 Preferred Stock for cash, at a price per share of Series F-1 Preferred Stock equal to the greater of (i) the sum of the stated value plus any declared and unpaid dividends on such share of Series F-1 Preferred Stock (the “F-1 Conversion Amount”), and (ii) solely if an Equity Conditions Failure (as defined in the Series F-1 COD) exists, the product of (1) the F-1 Conversion Amount divided by the F-1 Conversion Price with respect to the amount being redeemed by the Company multiplied by (2) the greatest Closing Sale Price (as defined in the Series F-1 COD) of the common stock on any trading day during the period commencing on the date immediately preceding the notice given by the Company of such redemption and ending on the trading day immediately prior to the date the Company makes the entire payment required to be made for such redemption.

Maximum Percentage. Holders of Series F-1 Preferred Stock are prohibited from converting shares of Series F-1 Preferred Stock into shares of common stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage (to be initially set at 4.99% and thereafter adjusted by the holder to a number between 4.99% and 9.99%) (the “F-1 Maximum Percentage”) of the total number of shares of common stock issued and outstanding immediately after giving effect to such conversion.

Voting Rights. The holders of Series F-1 Preferred Stock shall have the right to vote with the holders of shares of common stock, voting together as one class, with a number of votes per share of Series F-1 Preferred Stock as is equal to the number of shares of common stock into which it is the Series F-1 Preferred Stock is then convertible (subject to the F-1 Maximum Percentage) on all matters in which the holders of Series F-1 Preferred Stock are permitted to vote with the class of shares of common stock pursuant to applicable law. Holders of Series F-1 Preferred Stock are also entitled to vote as a class as expressly provided in the Series F-1 COD and where required pursuant to applicable law.

Series F-2 Preferred Stock

On June 14, 2023, we filed a Certificate of Designations, Preferences and Rights of the Series F-2 Preferred Stock with the Secretary of State of the State of Delaware (the “Series F-2 COD”). The preferences, rights and terms of the Series F-2 Preferred Stock are as follows.

Designation, Amount, and Par Value. The number of shares of Series F-2 Preferred Stock designated is 9,052. The shares of Series F-2 Preferred Stock have a par value of $0.0001 per share and a stated value of $1,000 per share.

Conversion Price. The Series F-2 Preferred Stock will be convertible into shares of common stock at an initial conversion price of $0.1538 (subject to adjustment pursuant to the Series F-2 COD) (the “F-2 Conversion Price”).

Dividends. The Series F-2 Preferred Stock will accrue dividends at a rate of 10% per annum (the “F-2 Dividend Rate”) payable on the first calendar day of each month in shares of common stock, cash, or a combination of the two, at our option. If any shares of Series F-2 Preferred Stock remain outstanding on the eighteen (18) month anniversary of the Initial Issuance Date (as defined in the Series F-2 COD), the F-2 Dividend Rate will increase by thirty percent (30%) on the first calendar day of each quarter until no shares of Series F-2 Preferred Stock remain outstanding.

Liquidation. In the event of a Liquidation Event (as defined in the Series F-2 COD), the holders the Series F-2 Preferred Stock shall be entitled to receive in cash out of the assets of the Company, before any amount shall be paid to the holders of any other shares of capital stock of the Company, equal to the sum of (i) the Black Scholes Value (as defined in the Series F-2 Warrants) with respect to the outstanding portion of all Series F-2 Warrants held by such holder of Series F-2 Preferred Stock (without regard to any limitations on the exercise thereof) as of the date of such event and (ii) the greater of (A) 125% of the F-2 Conversion Amount (as defined below) on the date of such payment and (B) the amount per share such holder of Series F-2 Preferred Stock would receive if they converted such share of Series F-2 Preferred Stock into common stock immediately prior to the date of such payment

Company Redemption. The Company may redeem all, or any portion, of the Series F-2 Preferred Stock for cash, at a price per share of Series F-2 Preferred Stock equal to the greater of (i) the sum of the stated value plus any declared and unpaid dividends on such share of Series F-2 Preferred Stock (the “F-2 Conversion Amount”), and (ii) solely if an Equity Conditions Failure (as defined in the Series F-2 COD) exists, the product of (1) the F-2 Conversion Amount divided by the F-2 Conversion Price with respect to the amount being redeemed by the Company multiplied by (2) the greatest Closing Sale Price (as defined in the Series F-2 COD) of the common stock on any trading day during the period commencing on the date immediately preceding the notice given by the Company of such redemption and ending on the trading day immediately prior to the date the Company makes the entire payment required to be made for such redemption.

Maximum Percentage. Holders of Series F-2 Preferred Stock are prohibited from converting shares of Series F-2 Preferred Stock into shares of common stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage (to be initially set at 4.99% and thereafter adjusted by the holder to a number between 4.99% and 9.99%) (the “F-2 Maximum Percentage”) of the total number of shares of common stock issued and outstanding immediately after giving effect to such conversion.

Voting Rights. The holders of Series F-2 Preferred Stock shall have the right to vote with the holders of shares of common stock, voting together as one class, with a number of votes per share of Series F-2 Preferred Stock as is equal to the number of shares of common stock into which it is the Series F-2 Preferred Stock is then convertible (subject to the F-2 Maximum Percentage) on all matters in which the holders of Series F-2 Preferred Stock are permitted to vote with the class of shares of common stock pursuant to applicable law. Holders of Series F-2 Preferred Stock are also entitled to vote as a class as expressly provided in the Series F-2 COD and where required pursuant to applicable law.

Outstanding Warrants

At June 30, 2023, the following warrants were outstanding:

Underlying Shares of Common Stock	Expiration Date	Initial Exercise Price (1)
55,835	November 15, 2023	$3.38
115,446	May 9, 2024	$1.26
166,667	July 3, 2024	$0.03
470,578	June 4, 2025	$1.12
208,000	July 8, 2025	$3.39
265,267	September 12, 2025	$3.75
532,304	October 2, 2025	$3.38
99,955	December 1, 2025	$4.65
940,730	January 26, 2026	$0.39
355,485	January 26, 2026	$3.39
235,183	January 27, 2026	$0.39
88,871	January 27, 2026	$3.39
248,170	January 27, 2026	$5.63
133,630	January 29, 2026	$5.63
100,724	September 16, 2026	$1.26
300,000	September 25, 2026	$5.00
150,000	September 28, 2026	$4.08
75,000	October 29, 2026	$4.07
50,000	November 6, 2026	$4.13
100,000	December 22, 2026	$3.04
200,000	March 18, 2027	$2.00
230,769	July 26, 2027	$1.30
76,923	July 26, 2027	$1.30
19,231	July 26, 2027	$1.30
230,769	July 26, 2027	$1.30
256,410	July 26, 2027	$1.30
62,500	July 22, 2027	$0.80
300,000	August 12, 2027	$0.75
15,353,559	October 19, 2027	$0.32
2,500,000	January 4, 2028	$0.32
6,405,844	February 1, 2028	$0.32
5,813,414	February 28, 2028	$0.32
45,000,000	February 4, 2028	$0.50

(1)	Pursuant to the terms of such warrants, the exercise price is subject to adjustment in the event of stock splits, combinations or the like of our common stock.

Anti-Takeover Effects of Certain Provisions of Our Articles of Incorporation, as Amended, and Our Bylaws

Our certificate of incorporation and our Bylaws contain certain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, may discourage coercive takeover practices and inadequate takeover bids. These provisions also may encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock. As discussed above, our Board of Directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in our control or management.

Delaware Anti-Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

●	Prior to the date of the transaction, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

●	Upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	At or subsequent to the date of the transaction, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board of Directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of our certificate of incorporation and Bylaws, as amended, could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The registrar and transfer agent for our common stock is VStock Transfer, LLC, located at 18 Lafayette Place Woodmere, New York 11598.

SELLING STOCKHOLDER

This prospectus relates to the offer and sale by Keystone Capital Partners of up to 75,000,000 shares of common stock that have been and may be issued by us to Keystone Capital Partners under the Purchase Agreement. For additional information regarding the shares of common stock included in this prospectus, see the section titled “Committed Equity Financing” above. We are registering the shares of common stock included in this prospectus pursuant to the provisions of the Registration Rights Agreement we entered into with Keystone Capital Partners on July 20, 2023 in order to permit the Selling Stockholder to offer the shares for resale from time to time. Except for the purchase by Keystone Capital Partners of certain of the Company’s convertible securities, preferred stock, and promissory notes and the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement, Keystone Capital Partners has not had any material relationship with us within the past three years. As used in this prospectus, the term “Selling Stockholder” means Keystone Capital Partners, LLC.

The table below presents information regarding the Selling Stockholder and the shares of common stock that may be resold by the Selling Stockholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of July 24, 2023. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of common stock being offered for resale by the Selling Stockholder under this prospectus. Selling Stockholder may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them, and we know of no existing arrangements between the Selling Stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock offered by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of common stock with respect to which the Selling Stockholder has voting power, including the power to vote or to direct the voting of such shares, and/or investment power, including the power to dispose or to direct the disposition of such shares. The percentage of shares of common stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 90,140,936 shares of our common stock outstanding on July 31, 2023.

Because the purchase price per share to be paid by the Selling Stockholder for the shares of common stock that we may, in our discretion, elect to sell to the Selling Stockholder from time to time after the date of this prospectus in Purchases pursuant to the Purchase Agreement, if any, will fluctuate based on the market prices of our common stock at the times we elect to sell such shares to the Selling Stockholder in Purchases under the Purchase Agreement, it is not possible for us to predict, as of the date of this prospectus and prior to any such Purchases under the Purchase Agreement, the actual number of shares of common stock that we will sell to the Selling Stockholder under the Purchase Agreement, which may be fewer than the number of shares of common stock being offered for resale by the Selling Stockholder under this prospectus. The fourth column assumes the resale by the Selling Stockholder of all of the shares of common stock being offered pursuant to this prospectus.

	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to	Number of Shares of Common Stock Owned After Offering
Name of Selling Stockholder	Number(1)	Percent(2)	this Prospectus	Number(3)	Percent(2)
Keystone Capital Partners, LLC(4)	6,555,423	7.3%	75,000,000	0	--

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	This number consists of (i) the 1,310,429 Initial Commitment Shares we committed to issue to the Selling Stockholder in consideration for its commitment to purchase shares of our common stock from time to time at our direction pursuant to the Purchase Agreement and (ii) Additional Commitment Shares, assuming an issuance price equal to $0.07 (the closing price of our common stock on July 31, 2023). In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that the Selling Stockholder may be required to purchase from us at our election from time to time after the date of this prospectus pursuant to Purchases under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of the Selling Stockholder’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the Purchases of common stock are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of our common stock to the Selling Stockholder to the extent such shares, when aggregated with all other shares of our common stock then beneficially owned by the Selling Stockholder, would cause the Selling Stockholder’s beneficial ownership of common stock to exceed the 4.99% Beneficial Ownership Limitation. The Purchase Agreement also prohibits us from issuing or selling shares of our common stock under the Purchase Agreement in excess of the 19.99% Exchange Cap, unless we obtain stockholder approval to do so, or unless sales of common stock are made at a price equal to or greater than $0.0839 per share, such that the Exchange Cap limitation would not apply under applicable Nasdaq rules. Neither the Beneficial Ownership Limitation nor the Exchange Cap (to the extent applicable under Nasdaq rules) may be amended or waived under the Purchase Agreement.

(2)	Applicable percentage ownership is based on 90,140,936 shares of our common stock outstanding as of July 31, 2023.

(3)	Assumes the sale of all shares being offered pursuant to this prospectus.

(4)	The business address of Keystone Capital Partners, LLC is 139 Fulton Street, Suite 412, New York, NY 10038. Keystone Capital Partners, LLC’s principal business is that of a private investor. Ranz Group, LLC, a Delaware limited liability company, is the managing member of Keystone Capital Partners, LLC and the beneficial owner of 97% of the membership interests in Keystone Capital Partners, LLC. Fredric G. Zaino is the managing member of Ranz Group, LLC and has sole voting control and investment discretion over securities beneficially owned directly by Keystone Capital, LLC and indirectly by Ranz Group, LLC. We have been advised that none of Mr. Zaino, Ranz Group, LLC or Keystone Capital Partners, LLC is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Mr. Zaino as to beneficial ownership of the securities beneficially owned directly by Keystone Capital Partners, LLC and indirectly by Ranz Group, LLC.

PLAN OF DISTRIBUTION

The shares of common stock offered by this prospectus are being offered by the Selling Stockholder, Keystone Capital Partners, LLC.  The shares may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of our common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Keystone Capital Partners is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Keystone Capital Partners has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our common stock that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement.  Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price.  Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act.  Keystone Capital Partners has informed us that each such broker-dealer will receive commissions from Keystone Capital Partners that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our common stock sold by the Selling Stockholder may be less than or in excess of customary commissions.  Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our common stock sold by the Selling Stockholder.

We know of no existing arrangements between the Selling Stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the Selling Stockholder, any compensation paid by the Selling Stockholder to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our common stock covered by this prospectus by the Selling Stockholder. As consideration for its irrevocable commitment to purchase our common stock under the Purchase Agreement, (i) we will issue to Keystone Capital Partners 1,310,429 shares of our common stock as Initial Commitment Shares upon effectiveness of the registration statement that includes this prospectus and (ii) upon the applicable Additional Commitment Share Trigger Date, we will issue to Keystone Capital Partners a number of Additional Commitment Shares up to a maximum of 5,244,994 shares. We also have agreed to reimburse Keystone Capital Partners for the fees and disbursements of its counsel, payable upon execution of the Purchase Agreement, in an amount not to exceed $5,000.

We also have agreed to indemnify Keystone Capital Partners and certain other persons against certain liabilities in connection with the offering of shares of our common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.  Keystone Capital Partners has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Keystone Capital Partners specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $15,000.

Keystone Capital Partners has represented to us that at no time prior to the date of the Purchase Agreement has Keystone Capital Partners or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock.  Keystone Capital Partners has agreed that during the term of the Purchase Agreement, neither Keystone Capital Partners, nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our common stock offered by this prospectus have been sold by the Selling Stockholder.

Our common stock is currently listed on The Nasdaq Capital Market under the symbol “CRKN”.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Pryor Cashman LLP. Additional legal matters may be passed upon for us, the Selling Stockholder or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement. As appropriate, legal counsel representing the underwriters, dealers or agents will be named in the accompanying prospectus supplement and may opine to certain legal matters.

EXPERTS

Marcum LLP, an independent registered public accounting firm, has audited our financial statements at and for the year ended December 31, 2022 and the nine-month period ended December 31, 2021 as set forth in its report included in our annual report on Form 10-K and transition report on Form 10-KT for the twelve and nine months ended December 31, 2022 and 2021, respectively, which are incorporated by reference into this prospectus and elsewhere in the registration statement of which this prospectus is a part. Our financial statements are incorporated by reference in reliance on Marcum LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement of which this prospectus is a part and the exhibits to such registration statement. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement of which this prospectus is a part and the exhibits to such registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part. Each of these statements is qualified in all respects by this reference.

The registration statement of which this prospectus is a part is available at the SEC’s website at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 1110 NE Circle Blvd., Corvallis, Oregon 97330, Attention: Chief Financial Officer or telephoning us at (213) 660-4250.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at the SEC’s website referred to above. We also maintain a website at www.crownek.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to those documents and that the information in this prospectus is not complete and you should read the information incorporated by reference for more detail. We incorporate by reference in two ways. First, we list certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus. Second, the information in documents that we file with the SEC in the future will update and supersede the current information in, and incorporated by reference in, this prospectus until we file a post-effective amendment that indicates the termination of the offering of the common stock made by this prospectus.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished in Current Reports on Form 8-K filed under Item 2.02 or 7.01 of such form unless such form expressly provides to the contrary), including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement:

●	our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission on March 31, 2023; and

●	our Transitional Report on Form 10-K for the nine months ended December 31, 2021, filed with the Securities and Exchange Commission on March 31, 2022; and

●	our Quarterly Report on Form 10-Q for the three months ended March 31, 2023, filed with the Securities and Exchange Commission on May 22, 2023; and

●	our Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 4, 2023, February 3, 2023, March 6, 2023, March 27, 2023, April 6, 2023, May 18, 2023, May 30, 2023, June 6, 2023, June 15, 2023, June 30, 2023, July 14, 2023, and July 24, 2023 (other than information “furnished” under Items 2.02 or 7.01, or corresponding information furnished under Item 9.01 or included as an exhibit); and

●	the description of our common stock contained in the registration statement on Form 8-A, dated January 22, 2021, File No. 001-39924, and any other amendment or report filed for the purpose of updating such description.

The documents incorporated by reference into this prospectus are also available on our corporate website at www.crownek.com. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of this information at no cost, by writing or telephoning us at the following address or telephone number:

Crown Electrokinetic Corp.

Attention: Chief Financial Officer
1110 NE Circle Blvd.

Corvallis, Oregon 97330

(213) 660-4250

75,000,000 Shares

Crown Electrokinetics Corp.

Common Stock

PROSPECTUS

August 7, 2023